Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and among:

FLIR INTEGRATED IMAGING SOLUTIONS, INC.,
a British Columbia company;

POINT GREY RESEARCH INC.,
a Canadian corporation;

FLIR SYSTEMS, INC.,
an Oregon corporation

and

CERTAIN SHAREHOLDERS OF POINT GREY RESEARCH INC. AS SET FORTH HEREIN

____________________________
Dated as of October 1, 2016
____________________________

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1.SALE OF TRANSFERRED ASSETS; RELATED TRANSACTIONS 1
1.1Sale of Transferred Assets    1
1.2Excluded Assets    3
1.3Purchase Price    3
1.4Assumption of Liabilities    3
1.5Excluded Liabilities    3
1.6Transfer of Subsidiary Interests    4
1.7Transfer Taxes    4
1.8Tax Elections    4
1.9Allocation    4
1.10Purchase Price Adjustment    5
1.11Closing    7
1.12Delivery    7
1.13Withholding Taxes    7
1.14Procedures for Certain Transferred Assets Not Freely Transferable    8
1.15Post-Closing Transfers    8
2.REPRESENTATIONS AND WARRANTIES OF THE SELLER    8
2.1Due Organization; Subsidiaries    8
2.2Shareholder Interest in Proceeds    9
2.3Financial Statements; Absence of Liabilities    9
2.4Title to Tangible Assets; Sufficiency    10
2.5Real Property    11
2.6Intellectual Property    11
2.7Contracts    16
2.8Tax Matters    17
2.9GST Registration    19
2.10Legal Proceedings    19
2.11Compliance with Legal Requirements    19
2.12Anti-Corruption and Anti-Bribery Laws    19
2.13Export Control Laws and Economic Sanctions    20
2.14Anti-Spam Laws    21
2.15Authority; Binding Nature of Agreements    21
2.16Non-Contravention; Consents    21
2.17Absence of Certain Changes    21
2.18Governmental Authorizations    24
2.19Powers of Attorney    24
2.20Accounts Receivable    24
2.21Material Customers and Suppliers    24
2.22Warranties; Defects; Liabilities    24
2.23Seller Contracts    24
2.24Restrictions on Business Activities    25
2.25Insurance    25
2.26Related Party Transactions    25
2.27Environmental Matters    26
2.28Employee and Labor Matters; Benefit Plans    26
2.29Brokers    29
2.30Competition Act (Canada)    29
2.31Information Supplied    29
2.32Seller Representations Regarding Transfers of Subsidiary Interests    29

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2.33Exclusivity of Representations and Warranties    30
3.REPRESENTATIONS AND WARRANTIES OF THE KEY SHAREHOLDERS    30
3.1Existence    30
3.2Authority    30
3.3Non‑Contravention    30
3.4Ownership of Covered Shares    30
4.REPRESENTATIONS AND WARRANTIES OF THE PURCHASER    31
4.1Due Organization    31
4.2Authority    31
4.3Binding Nature of Agreements    31
4.4Non-Contravention; Consents    31
4.5Investment Canada Act    31
4.6GST Registration    31
4.7Reserved    31
4.8Competition Act (Canada)    31
5.PRE-CLOSING COVENANTS AND AGREEMENTS    32
5.1Conduct of the Business of Seller    32
5.2Access to Information    34
5.3Privacy and Protection of Personal Information    34
5.4Antitrust Compliance    35
5.5Investment Canada Act Notifications    35
5.6No Negotiation    35
5.7Efforts to Consummate    36
5.8Continuing Employees    36
5.9Employment Benefits Arrangements    37
5.10Non-Canadian Seller Employees    38
5.11No Third Party Beneficiaries    38
5.12Notifications    38
5.13FIRPTA Certificate    39
5.14Key Shareholder Approval    39
5.15Grant of Irrevocable Proxy; Appointment of Proxyholder.    39
5.16Transfer Restrictions.    40
5.17Guaranty    41
5.18Incorporated Open Source    41
6.CLOSING CONDITIONS    41
6.1Conditions Precedent to the Obligations of Each Party to Complete the Transactions    41
6.2Conditions to Obligations of Purchaser    41
6.3Conditions to Obligations of the Seller    44
7.CERTAIN POST-CLOSING AND OTHER COVENANTS    45
7.1Tax Elections    45
7.2Publicity    45
7.3Non-Solicitation; Non-Compete    45
7.4Name Change    46
7.5Tax Cooperation    46
7.6Clearance Certificates    46
7.7Post-Closing Operations of the Seller    46

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7.8Distribution of Holdback Amount    46
7.9Purchaser Assistance    46
7.10Insurance Policies    47
7.11Bulk Sales Compliance    47
7.12Dissolution of the Seller    47
8.TERMINATION OF AGREEMENT    47
8.1Termination Events    47
8.2Effect of Termination    48
9.INDEMNIFICATION AND SURVIVAL    48
9.1Survival of Representations and Warranties    48
9.2Indemnification by the Seller    48
9.3Indemnification by the Key Shareholders.    49
9.4Limitations on Indemnification    49
9.5Claims for Indemnification    51
9.6Distribution of Holdback Amount    52
9.7Insurance Offset    52
9.8Exclusivity    53
9.9Treatment of Indemnification Payments    53
9.10Indemnification by Purchaser    53
9.11Claims for Indemnification by Seller    53
9.12Limitations on Indemnification    54
10.MISCELLANEOUS PROVISIONS    55
10.1No Survival    55
10.2Expenses    55
10.3Attorneys’ Fees    55
10.4Notices    55
10.5Headings    57
10.6Counterparts and Exchanges by Facsimile or Electronic Delivery    57
10.7Governing Law; Venue    57
10.8Successors and Assigns; Parties in Interest    57
10.9Remedies Cumulative; Specific Performance    58
10.10Waiver    58
10.11Amendments    58
10.12Severability    58
10.13Entire Agreement    58
10.14Disclosure Schedule    58
10.15Construction    58
10.16Privilege    59

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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT is entered into as of October 1, 2016, by and among FLIR INTEGRATED IMAGING SOLUTIONS, INC., a British Columbia company (the “Purchaser”), POINT GREY RESEARCH INC., a Canadian corporation (the “Seller”), FLIR SYSTEMS, INC., an Oregon corporation (“Parent”), and the shareholders of Seller set forth on Schedule A (the “Key Shareholders”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.    The Seller and the Purchaser wish to provide for the sale of the Transferred Assets (as defined in Section 1.1) to the Purchaser and certain of its affiliates and the assumption of the Assumed Liabilities (as defined in Section 1.4) by Purchaser on the terms, and subject to the conditions, set forth in this Agreement.
B.    The Transferred Assets constituting Seller’s ownership interests in its Subsidiaries will be acquired by the Subsidiary Purchasers at Closing with each such Subsidiary becoming a wholly-owned subsidiary of the respective Subsidiary Purchaser.
C.    Concurrently with the execution and delivery of this Agreement, and as a material inducement to Purchaser to enter into this Agreement, (i) each Key Employee has executed and delivered to Purchaser (a) an offer letter (each, an “Offer Letter”), in substantially the form attached hereto as Exhibit B-1, and (b) employee confidentiality and proprietary rights agreement (each, a “PIIA”), substantially in the form attached hereto as Exhibit B-2 in each case to be effective upon the Closing; and (ii) each Key Shareholder and each Key Employee has executed and delivered to Purchaser a non-competition and non-solicitation agreement acceptable to Purchaser, in substantially the form attached hereto as Exhibit C (each, a “Non-Competition Agreement”), in each case to be effective upon the Closing.
AGREEMENT
The parties to this Agreement, intending to be legally bound, agree as follows:

1.	SALE OF TRANSFERRED ASSETS; RELATED TRANSACTIONS.
1.1    Sale of Transferred Assets. At the Closing (with respect to the PRC Equity Interest, at the PRC Closing), the Seller shall sell, assign, transfer, convey and deliver or cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser (or to an Affiliate of the Purchaser designated by the Purchaser) all of the Transferred Assets (as defined below), free of any Encumbrances (other than Permitted Encumbrances), on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Transferred Assets” shall mean and include all of the properties, rights, interests and other tangible and intangible assets of the Seller (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any that are used in or held for use in or are useful to, or necessary for the conduct of, or related to, the Business, except for the Excluded Assets. Without limiting the generality of the foregoing, the Transferred Assets shall include all rights, title and interest in and to:
(a)    Intellectual Property and Intellectual Property Rights: All of the Intellectual Property and Intellectual Property Rights that are owned or controlled by the Seller, including the Intellectual Property and Intellectual Property Rights identified on Schedule 1.1(a), together with the goodwill associated with the Transferred Assets (the Intellectual Property, Intellectual Property Rights and

goodwill referred to in this Section 1.1(a) collectively being referred to in this Agreement as the “Transferred IP”);
(b)    Tangible Assets: all machinery, equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other items of tangible assets of the Seller, including the tangible assets identified on Schedule 1.1(b) and all rights of Seller in any leases of the same (collectively the “Tangible Assets”);
(c)    Inventories: All inventories and work-in-progress of the Seller, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to the Seller with respect to services performed by or on behalf of the Seller related to the Business or the Transferred Assets (collectively, “Inventory”);
(d)    Contracts: All rights of Seller under the Seller Contracts identified on Schedule 1.1(d) (the “Transferred Contracts”);
(e)    Claims: All Claims (including Claims for past infringement of Transferred Assets) of the Seller against other Persons relating to the Transferred Assets (regardless of whether or not such Claims have been asserted by the Seller), choses in action, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement, rights of set-off of any kind and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable) relating to the Transferred Assets;
(f)    Accounts Receivable: All Accounts Receivable of the Seller, including the receivables identified on Schedule 1.1(f);
(g)    Customer and User Data: All Customer Data and Personal Information collected, used and disclosed by or on behalf of the Seller in connection with the conduct of, or related to, the Business.
(h)    Records, Etc.: All books, records, files, data, customer lists, customer records, vendor lists, vendor records, research and development reports and advertising and promotional materials that comprise or relate to the Transferred Assets, provided that the Seller may retain copies of any such books, records, files and data (i) to the extent necessary for tax, accounting, regulatory, compliance or litigation purposes, or to perform and discharge the Excluded Liabilities, or (ii) to the extent such books, records, files and data contain information relating to the Excluded Assets (provided that in the case of (i) or (ii), such books, records, files, and data must not be used or disclosed for any other purpose and must be secured using reasonable security measures) but for greater certainty shall not include Seller’s income Tax returns and any files or working papers in respect of such Tax returns, and shall include (1) Tax Returns, files and working papers of the Subsidiaries, and (2) Tax Returns (other than income Tax Returns) of Seller relating to the Business and the Transferred Assets, and any files or working papers in respect of such Tax Returns, of the Seller;
(i)    Unrestricted Cash: $CAD 4.0 million in unrestricted cash (the “Unrestricted Cash”);
(j)    Investments in Subsidiaries: All of the shares, stock, quotas, membership interests or other equity interests, as applicable, in the authorized capital of, the Subsidiaries of the Seller,

including but not limited to, the PRC Equity Interest (the “Subsidiary Interests”), and amounts owing to the Seller by the Subsidiaries of the Seller, as further described in Schedule 1.1(j); and
(k)    Bank Accounts: All of the bank accounts of the Seller other than the new operating bank account of Seller for deposit of all Seller cash on deposit other than the Unrestricted Cash, as further set forth on Schedule 1.1(k).
1.2    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that the Seller is not selling, assigning, transferring, conveying or delivering to the Purchaser, and the Transferred Assets shall not include, any of the assets specifically identified on Schedule 1.2 (the “Excluded Assets”).
1.3    Purchase Price.
(a)    Subject to adjustment in accordance with Section 1.10, as consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Purchaser and the Subsidiary Purchasers (collectively, the “Purchase Price”):
(i)    the Purchaser and the Subsidiary Purchasers shall collectively pay to the Seller, in cash, a total of USD $252,500,000 plus or minus the Estimated Working Capital Adjustment, if any, minus the Holdback Amount, plus the amount of the Unrestricted Cash, converted to U.S. dollars as of the date of the Draft Working Capital Statement, based on the noon exchange rate reported by the Bank of Canada as of such date (the “Cash Purchase Price”); and
(ii)    at the Closing, the Purchaser shall assume the Assumed Liabilities, by delivering to the Seller an Assumption Agreement in substantially the form of Exhibit D (the “Assumption Agreement”).
The Cash Purchase Price shall be payable on the Closing Date as follows: the Purchaser and the Subsidiary Purchasers shall deliver an aggregate amount equal to the Cash Purchase Price to the Seller (or one or more of its designees) in one or more wire transfers of immediately available funds to the wire transfer address or addresses provided by the Seller to the Purchaser on or before the Business Day prior to the Closing Date.
(b)    Notwithstanding Section 1.3(a) above, if the PRC Closing occurs after the Closing, (i) the Cash Purchase Price payable on the Closing Date shall be reduced by an amount equal to the PRC Purchase Price; and (ii) the PRC Purchase Price shall be payable on the PRC Closing Date pursuant to the PG PRC Equity Transfer Agreement.
1.4    Assumption of Liabilities. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement and in reliance on the representations, warranties and covenants made herein by the Seller, the Purchaser shall assume all of the Liabilities (a) of the Seller existing at the Closing and (b) arising out of or relating to (i) the operation of the Transferred Assets after the Closing and (ii) the Continuing Employees after the Closing (the “Assumed Liabilities”), other than the Excluded Liabilities (as defined hereafter).
1.5    Excluded Liabilities. At the Closing, the Seller shall retain and shall be responsible for paying, performing and discharging when due the Liabilities set forth on Schedule 1.5 and as set forth in Section 5.8(d) (collectively, the “Excluded Liabilities”).

1.6    Transfer of Subsidiary Interests. Notwithstanding anything in Section 1.1 to the contrary, at the Closing, or as promptly thereafter as all necessary Legal Requirements have been satisfied, the Seller will transfer the Subsidiary Interests to the Subsidiary Purchasers as set forth on Schedule 1.6 through the delivery of an executed counterpart to each of the Subsidiary Purchase Agreements. The amount of the Purchase Price set forth on Schedule 1.6 opposite the Point Grey PRC Subsidiary shall be paid at the PRC Closing by the applicable Subsidiary Purchaser. The amount of the Purchase Price to be paid by each applicable Subsidiary Purchaser for the other Seller Subsidiaries at the Closing shall be mutually agreed to by the parties prior to Closing.
1.7    Transfer Taxes. The Purchaser shall be liable for any sales Taxes, use Taxes, transfer Taxes or similar Taxes, charges or fees (“Transfer Taxes”) that may become payable in connection with the conveyance and transfer of the Transferred Assets to the Purchaser or in connection with any of the other Transactions. The Seller shall (and shall cause its Affiliates to) reasonably cooperate with the Purchaser to determine the extent of any such Transfer Taxes and to determine and claim any exemptions from such Transfer Taxes under applicable law and in accordance with Section 1.9.
1.8    Tax Elections. Seller and Purchaser shall:
(a)    elect jointly under section 167(1) of the ETA, on prescribed form GST 44 (the “GST Election”), in respect of the sale and transfer of the Transferred Assets hereunder, and Purchaser shall file such election not later than the deadline for filing its GST return for its reporting period that includes the Closing Date; and
(b)    elect jointly in the prescribed form and within the prescribed time under section 22 of the Tax Act (the “Section 22 Election”) as to the sale of the accounts receivable forming part of the Transferred Assets and described in section 22 of the Tax Act and shall in that election allocate an amount equal to the portion of the Purchase Price allocated to such assets in accordance with Section 1.9, as the consideration paid by Purchaser therefor.
(c)    The Seller and the Purchaser acknowledge that the Purchaser has agreed to assume the Assumed Liabilities. In the event the Seller has received amounts in respect of services not rendered or goods not delivered, in each case, prior to the Closing, the Purchaser and the Seller acknowledge and agree that to the extent that the Seller’s obligations to render or deliver such services or goods are included in the Assumed Liabilities, a portion of the Transferred Assets having a fair market value equal to those amounts shall be transferred to the Purchaser as consideration for the assumption of the Purchaser of such Assumed Liabilities. The Seller and the Purchaser shall elect jointly in the prescribed manner and within the prescribed time under subsection 20(24) of the Tax Act (the “Section 20(24) Election”) as to the amount paid by the Seller to the Purchaser for assuming such Assumed Liabilities.
1.9    Allocation. At least three Business Days prior to the Closing, Seller shall provide Purchaser with Seller’s proposed allocation of the Purchase Price, including for greater certainty all cash consideration and the amount of the Assumed Liabilities, among the Transferred Assets (which shall include, for greater certainty, an allocation in respect of the Transferred Assets that are subject to Transfer Taxes, including an allocation to any relevant categories required to determine the taxable, zero-rated or exempt status of the Transferred Assets). Within forty-five (45) days after the Closing, Purchaser shall provide any proposed revisions, and for a period of forty-five (45) days thereafter, Purchaser and Seller shall use reasonable efforts to agree on, and shall reasonably cooperate in determining, such allocation for applicable Tax purposes. Neither Seller nor Purchaser shall file any Tax Return with, or make any statement or declaration to, any Governmental Body that is in any way inconsistent with the allocation if agreed upon in accordance with this Section 1.9. Any adjustments to the Purchase Price shall be allocated in a manner consistent with this Section 1.9.
1.10    Purchase Price Adjustment.
(a)    At least three Business Days prior to the Closing, the Seller shall deliver to the Purchaser a statement (the “Draft Working Capital Statement”) based on an estimated consolidated balance sheet of the Seller and the Subsidiaries as of immediately prior to the Closing and in accordance with the principles and methodologies set forth in Schedule 1.10 containing the Seller’s good faith calculation of the Purchase Price, including the Estimated Working Capital and the Estimated Working Capital Adjustment.
(b)    The Purchase Price is subject to adjustment as follows:
(i)    within seventy-five (75) days of the Closing, the Purchaser will review the Draft Working Capital Statement and the Seller will provide access, upon every reasonable request, to the Purchaser and its professional advisors to all working papers of its auditors, its accounting books and records and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Working Capital Statement;
(ii)    if the Purchaser has any objections to the Draft Working Capital Statement, the Purchaser will so notify the Seller setting out the basis of each objection and each amount in dispute (the “Disputed Items”);
(iii)    the Purchaser will be deemed to have accepted the Draft Working Capital Statement if it does not notify the Seller of any objection within seventy-five (75) days after the Closing;
(iv)    if the Purchaser objects to the Draft Working Capital Statement, the Purchaser and Seller will work expeditiously and in good faith in an attempt to resolve the outstanding issues within a further period of ten (10) Business Days after the date the Purchaser delivers to the Seller a notice of its objections, and failing resolution the matter will be submitted for determination to an independent national firm of chartered accountants mutually agreed to by the Purchaser and the Seller (and, failing such agreement between the Purchaser and the Seller within a further period of five Business Days, such independent national firm of chartered accountants will be Ernst & Young, or if such firm is unable to act, KPMG) (the “Financial Expert”). The Financial Expert will act as an expert only and not an arbitrator and its determination will be final and binding upon the parties and will not be subject to appeal, absent manifest error;
(v)    the Purchaser and the Seller will each bear the fees and expenses of their respective professional advisors in preparing or reviewing, as the case may be, the Draft Working Capital Statement. If a matter is referred to the Financial Expert pursuant to this Section 1.10, the costs and expenses of the Financial Expert will be borne by the party reasonably identified by the Financial Expert as being the party the majority of whose positions on the Disputed Items, based on the aggregate value of such positions, were not sustained by the Financial Expert. The Seller and the Purchaser will each bear their own costs in presenting their respective cases to the Financial Expert;
(vi)    immediately following acceptance or deemed acceptance of the Draft Working Capital Statement by the Purchaser or the resolution of any dispute in accordance with Section 1.10(b)(iv), as the case may be, the Purchaser will deliver to the Seller the final Working Capital statement (the “Closing Working Capital Statement”) containing the Final Working Capital. The Closing Working Capital

Statement will be final and binding upon the parties and will not be subject to appeal, absent manifest error; and
(vii)    within five Business Days after the delivery of the Closing Working Capital Statement:
(1)    if the amount of the Final Working Capital is equal to the Estimated Working Capital, there will be no further adjustment to the Purchase Price.
(2)    If there is no Estimated Working Capital Adjustment at the Closing pursuant to Section 1.3(a), then the following shall apply:
a.    If the amount of Final Working Capital is greater than the Maximum Target Working Capital, then the Purchaser will pay to the Seller the amount by which the Final Working Capital exceeds the Maximum Target Working Capital.
b.    If the amount of Final Working Capital is less than the Minimum Target Working Capital, then the Seller will pay to the Purchaser the amount by which the Minimum Target Working Capital exceeds the Final Working Capital.
c.    If the amount of Final Working Capital is less than or equal to the Maximum Target Working Capital and greater than or equal to the Minimum Target Working Capital, there will be no further adjustment to the Purchase Price.
(3)    If the Estimated Working Capital Adjustment was a positive number, then the following shall apply:
a.    If the amount of Final Working Capital is greater than the Estimated Working Capital, then the Purchaser will pay to the Seller the amount of such excess; or
b.    If the amount of Final Working Capital is less than the Estimated Working Capital, then the Seller will pay to the Purchaser the amount of such shortfall; provided, however, that notwithstanding the foregoing:
i.    If the Final Working Capital is less than or equal to the Maximum Target Working Capital and greater than or equal to the Minimum Target Working Capital, the amount of the downward adjustment of the Purchase Price will be limited to the amount by which the Estimated Working Capital exceeds the Maximum Target Working Capital; and
ii.    If the Final Working Capital is less than the Minimum Target Working Capital, the amount of the downward adjustment of the Purchase Price will be limited to the sum of (x) the amount by which the Estimated Working Capital exceeds the Maximum Target Working Capital plus (y) the amount by which the Minimum Target Working Capital exceeds the Final Working Capital.
(4)    If the Estimated Working Capital Adjustment was a negative number, then the following shall apply:
a.    If the amount of Final Working Capital is less than or equal to the Estimated Working Capital, then the Seller will pay to the Purchaser the amount of such shortfall; or

b.    If the amount of Final Working Capital is greater than the Estimated Working Capital, then the Purchaser will pay to the Seller the amount of such excess; provided, however, that notwithstanding the foregoing:
i.    If the Final Working Capital is less than or equal to the Maximum Target Working Capital and greater than or equal to the Minimum Target Working Capital, the amount of the upward adjustment of the Purchase Price will be limited to the amount by which the Minimum Target Working Capital exceeds the Estimated Working Capital; and
ii.    If the Final Working Capital is greater than the Maximum Target Working Capital, the amount of the upward adjustment of the Purchase Price will be limited to the sum of (x) the amount by which the Minimum Target Working Capital exceeds the Estimated Working Capital plus (y) the amount by which the Final Working Capital exceeds the Maximum Target Working Capital.
1.11    Closing.
(a)    The closing of the sale of the Transferred Assets (other than the PRC Equity Interest) to the Purchaser and the Subsidiary Purchasers and the assumption of the Assumed Liabilities by the Purchaser (the “Closing”) shall take place at the close of business on a date to be mutually agreed upon by Purchaser and the Seller, which date shall be no later than three Business Days after the satisfaction or waiver of the last of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 701 5th Avenue Suite 5100, Seattle, WA 98104, unless another place is agreed to in writing by the parties hereto. At the Closing, Seller will deliver executed copies of all of the Transactional Agreements (excluding this Agreement and the PG PRC Equity Transfer Agreement).
(b)    The closing of the transfer of the PRC Equity Interest to the Purchaser (or one or more of its Affiliates designated by Purchaser) pursuant to the PG PRC Equity Transfer Agreement (the “PRC Closing”) shall take place (i) concurrently with the Closing if all conditions to the obligations of the parties set forth in the PG PRC Equity Transfer Agreement are satisfied or waived on or prior to the Closing Date (other than those conditions which, by their nature, can only be satisfied at the PRC Closing) (such satisfaction or waiver of all conditions, the “Satisfaction of Conditions”); or (ii) on the second Business Day following the Satisfaction of Conditions if the Satisfaction of Conditions occurs after the Closing Date. The date on which the PRC Closing actually occurs shall be herein referred to as the “PRC Closing Date.”
1.12    Delivery. To the extent practicable, Seller will deliver all copies of all Intellectual Property within the Transferred Assets to Purchaser by electronic means in a manner that Purchaser reasonably specifies.
1.13    Withholding Taxes. Notwithstanding any other provision in this Agreement, the Purchaser shall have the right to deduct and withhold from any payments to be made hereunder and under the Subsidiary Purchase Agreements such amounts as may be required by applicable Legal Requirements to be withheld and shall be provided with any necessary Tax forms, including the appropriate series of Form W‑8, as applicable, and any similar information. To the extent that any such amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such withholding was made.

1.14    Procedures for Certain Transferred Assets Not Freely Transferable. If any property or right included in the Transferred Assets, including any Transferred Contract, is not assignable or transferable to Purchaser either by virtue of the provisions thereof or under applicable Legal Requirement without the consent of one or more Persons (each, a “Non-Assignable Right”):
(a)    This Agreement and the related instruments of transfer will not constitute an assignment or transfer of the Non-Assignable Right, and (i) Seller will use its commercially reasonable efforts to obtain such consent as soon as possible after the date of this Agreement, and Purchaser will reasonably cooperate with Seller in Seller’s efforts to obtain such consent; and (ii) Seller will have no obligation pursuant to Section 1.1 otherwise with respect to any such Non-Assignable Right or any liability with respect thereto and Purchaser will not assume Seller’s rights or obligations under such Non-Assignable Right (and such Non-Assignable Right will not be included in the Transferred Assets) unless and until the applicable consent is obtained. Following any such assignment pursuant to this Section 1.14, such Non-Assignable Right will cease to be a Non-Assignable Right and will thereafter be deemed a Transferred Asset for purposes of this Agreement.
(b)    Until the date a Non-Assignable Right is deemed a Transferred Asset, Seller and Purchaser will cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Purchaser when received all monies received by Seller under any such Non-Assignable Right or any claim or right or any benefit arising thereunder.
1.15    Post-Closing Transfers. If, on or after the Closing Date, either Seller or Purchaser receives any right, property or other asset that, pursuant to the terms hereof, should belong to the other, the party who receives the asset agrees to hold in trust and transfer, or cause to be transferred, such asset to the party entitled thereto within five (5) Business Days of such receipt at the sole cost and expense of the transferee.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.
The Seller represents and warrants, to and for the benefit of the Purchaser, as follows:
2.1    Due Organization; Subsidiaries.
(a)    The Seller is a corporation duly organized, validly existing and in good standing under the federal laws of Canada. The Seller is duly qualified to do business as a foreign corporation under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Seller Material Adverse Effect.
(b)    The Seller does not have any subsidiaries other than the Subsidiaries and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Subsidiaries is duly qualified to do business under the laws of all jurisdictions where the ownership, leasing or operation of its assets or properties or nature of its business requires such qualification, except where the failure to be so qualified would not have a Seller Material Adverse Effect. Each such jurisdiction, the number of securities owned by the Seller in such Subsidiary and the ownership percentage of the Seller in such Subsidiary, is listed on Part 2.1(b) of the Disclosure Schedule. The Seller and the Subsidiaries have the power and authority to own, lease and operate the Transferred Assets and to carry on the Business as now being conducted and as presently proposed to be conducted.
2.2    Shareholder Interest in Proceeds. Part 2.2 of the Disclosure Schedule sets forth as of the date hereof (a) the pro rata interest (expressed as a percentage) of each of the Key Shareholders, trusts of which they are a beneficiary, Persons with whom they are related, and their respective holding companies, of the Cash Purchase Price, assuming a distribution of the Cash Purchase Price at the time of Closing to such Persons in accordance with their respective rights and assuming full exercise of all outstanding options, rights, warrants, preemptive rights, calls, subscriptions, commitments, shareholder agreements or other instruments, understandings or Contracts outstanding giving any person or entity the right to acquire from the Seller and (b) the share capital of the Seller owned by each such Key Shareholder , trusts of which they are a beneficiary, Persons with whom they are related, and their respective holding companies (such Key Shareholder’s “Owned Shares”).
2.3    Financial Statements; Absence of Liabilities.
(a)    The Seller has delivered to Purchaser (i) the audited balance sheets of the Seller as of December 31, 2014 and December 31, 2015 (the December 31, 2015 balance sheet being referred to hereinafter as the “Balance Sheet”) and the related audited statements of income for the 12 months ended December 31, 2014 and December 31, 2015 and (ii) the unaudited balance sheet of the Seller as of June 30, 2016 and the related unaudited statement of income for the three months ended June 30, 2016 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied and in accordance with Seller’s past practice throughout the periods involved and fairly present in all material respects the financial condition of the Seller as of the dates indicated therein and the results of operations and cash flows of the Seller for the periods indicated therein, except that the unaudited Financial Statements are subject to normal year-end audit adjustments and do not contain footnotes.
(b)    The Seller has delivered to Purchaser the unaudited balance sheet of each of the Subsidiaries as of December 31, 2015 and the related unaudited statement of income for the 12 months ended December 31, 2015 (collectively, the “Subsidiary Financial Statements”). Each of the Subsidiary Financial Statements has been prepared in accordance with Applicable Accounting Standards, consistently applied and in accordance with such Subsidiary’s past practice throughout the periods involved and fairly presents in all material respects the financial condition of the applicable Subsidiary as of the date indicated therein and the results of operations and cash flows of the applicable Subsidiary for the period indicated therein.
(c)    The Seller has no Liabilities of the type required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP or that are not required under GAAP to be shown on financial statements due to the contingent nature thereof or the difficulty of determining the amount thereof other than (i) Liabilities identified as such in the “liabilities” column of the Balance Sheet; (ii) trade accounts payable incurred in the ordinary course of the bona fide performance of the Business since the Balance Sheet Date that have been taken into consideration in connection with the calculation of the Estimated Working Capital; (iii) Liabilities that are disclosed in Part 2.3(c) of the Disclosure Schedule; (iv) Liabilities incurred under or incurred in connection with this Agreement and the Transactions; or (v) Excluded Liabilities. None of the Subsidiaries has any Liabilities of the type required to be reflected in the liabilities column of a balance sheet prepared in accordance with Applicable Accounting Standards or that are not required under Applicable Accounting Standards to be shown on financial statements due to the contingent nature thereof or the difficulty of determining the amount thereof other than: (i) Liabilities identified as such in the “liabilities” column of the balance sheet of that Subsidiary’s Subsidiary Financial Statements; (ii) trade accounts payable incurred in the ordinary course of business since the Balance Sheet Date that have been taken into consideration in connection with the calculation of the Estimated Working Capital; (iii) Liabilities that are disclosed in Part 2.3(c) of the Disclosure Schedule.
(d)    Part 2.3(d) of the Disclosure Schedule sets forth a true and complete list of the names of each bank, trust company, securities broker and other financial institution at which Seller and its Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, other than the new operating bank account of Seller for deposit of all Seller cash on deposit other than the Unrestricted Cash.
2.4    Title to Tangible Assets; Sufficiency.
(a)    Part 2.4(a) of the Disclosure Schedule sets forth a true, correct and complete list of each material category of Tangible Assets as of the date of this Agreement and the respective book values of such category as of the Balance Sheet Date. The Seller and each Subsidiary has good and marketable title to (i) all of the items of tangible personal property reflected on the Balance Sheet as owned by the Seller or the applicable Subsidiary Financial Statements as owned by the applicable Subsidiary, except for assets disposed of since the Balance Sheet Date in the ordinary course of business, and (ii) all of the Tangible Assets. All tangible personal property owned by the Seller and the Subsidiaries and the Tangible Assets are owned free and clear of all Encumbrances, except for Permitted Encumbrances. The tangible personal property of the Seller and the Subsidiaries is in good operating condition for the purpose for which it is currently being used and is free of any defects, except for ordinary wear and tear, and Seller has not received notice that any of the Tangible Assets or their operation is in violation of any existing Legal Requirement. All of the Tangible Assets have been maintained, repaired and replaced consistent with past practice in a manner that is appropriate for the continued operation of the Business, and since the Balance Sheet Date, there has not been any interruption of the operations of the Business due to the insufficiency of, or the inadequate maintenance of, the Tangible Asset.
(b)    The Tangible Assets that comprise the Transferred Assets constitute all tangible assets used in or held for use in or are useful to, or necessary for the conduct of, or related to, the Business, except for the Excluded Assets. None of Seller, any Subsidiary nor their respective Affiliates owns, or has any interest in, any tangible asset that is used in or held for use in or are useful to, or necessary for the conduct of, or related to, the Business other than the Tangible Assets that are included in the Transferred Assets and which are not Excluded Assets.
(c)    The imaging sensors included in the Inventory balances as part of Working Capital Assets are the same type and quality of sensors that the Seller has installed in its products during the preceding 12 months and, to the Seller’s Knowledge, will be suitable for installation in the current line of products by the Purchaser following the Closing.

2.5    Real Property.
(a)    Neither the Seller nor any Subsidiary owns any real property, nor has the Seller or any Subsidiary owned any real property during the 60 months prior to the date of this Agreement.
(b)    The Seller is the tenant of certain premises (the “Leased Premises”) located at 12051 Riverside Way, Richmond, B.C. pursuant to a lease (the “Richmond Lease”) dated February 1, 2013 between PGR Holdings Inc. (the “Landlord”) and the Seller which lease is valid and subsisting, in full force and effect and in good standing. The Richmond Lease creates a good and valid leasehold estate in favour of the Seller and the current use of the Leased Premises comply with all applicable Legal Requirements. Except for the Richmond Lease, the Seller does not lease or occupy for the purposes of the Business any real property in Canada. The Landlord under the Richmond Lease has good and marketable title to the Leased Premises and no Encumbrances are registered or otherwise affect title to the Leased Premises in priority to the Richmond Lease except as set forth in Part 2.5(b) of the Disclosure Schedule.
(c)    Point Grey Italy S.r.l. (“PGI”) is the tenant of certain premises (the “Leased Italian Premises”) located at Trento (Italy), Via Sommarive n. 18, first floor, pursuant to a lease (the “Trento Lease”) dated December 1, 2015 between Fondazione Bruno Kessler and PGI which lease is valid and subsisting, in full force and effect and in good standing. The Trento Lease creates a good and valid leasehold estate in favour of PGI and the current use of the Leased Italian Premises comply with all applicable laws. Except for the Trento Lease, PGI does not lease or occupy for the purposes of the Business any real property in Italy.
(d)    Point Grey Research GmbH (“PGRG”) is the tenant of certain premises (the “Leased German Premises”) located at Ludwigsburg, Schwieberdinger Str. 60, fourth floor, pursuant to a lease (the “Ludwigsburg Lease”) dated March 3, 2008 between NÜRNBERGER Lebensversicherungs AG and PGRG which lease is valid and subsisting, in full force and effect and in good standing. The Ludwigsburg Lease creates a good and valid leasehold estate in favour of PGRG and the current use of the Leased German Premises comply with all applicable laws. Except for the Ludwigsburg Lease, PGRG does not lease or occupy for the purposes of the Business any real property in Germany.
(e)    Point Grey Research, K.K. (“PGRKK”) is the tenant of certain premises (the “Leased Japanese Premises”) located at 2-4-13, Yaesu, Chuo-ku, Tokyo, 104-0028, Japan, pursuant to a lease (the “Yaesu Lease”) dated [date blank], 2015 between Jowa Real Estate Co., Ltd. and PGRKK which lease is valid and subsisting, in full force and effect and in good standing. The Yaesu Lease created a good and valid leasehold estate in favour of PGRKK and the current use of the Leased Japanese Premises comply with all applicable laws. Except for the Yaesu Lease, PGRKK does not lease or occupy for the purposes of the Business and real property in Japan.
2.6    Intellectual Property.
(a)    Registered IP. Part 2.6(a) of the Disclosure Schedule accurately identifies each item of Registered IP in which the Seller or a Subsidiary has an ownership interest of any nature (whether solely or jointly with another Person) as of the date hereof including:
(i)    all patents included in such Registered IP, including a listing of the country of filing, owner, filing number, date of issue or filing, expiration date and title of such patent;
(ii)    all registered trademarks and applications for registration of trademarks included in such Registered IP, including a listing of the country of filing, description of goods or services, registration or application number and date of issue or registration; and

(iii)    all registered copyrights and applications for registration of copyrights included in such Registered IP used by the Seller or a Subsidiary, including a listing of the country of filing, owner, filing number and date of issue or registration.
(iv)    No Registered IP has expired, been abandoned other than in the normal course of prosecution, or is subject to any unpaid maintenance fees or taxes owing by the Seller or its Subsidiaries or actions falling due by the Seller or its Subsidiaries within ninety (90) days after the Closing Date. There are no proceedings or actions known to Seller or any Subsidiary thereof before any court or tribunal related to the Registered IP. Seller, nor any Subsidiary thereof, has not made any misrepresentations to Governmental Body in the prosecution and maintenance of the Registered IP. Immediately prior to the Closing, each item of Registered IP is solely and exclusively owned by Seller and/or a Subsidiary thereof, and all assignments of the Registered IP (from the inventors thereof and any and all intermediate assignees) are effective and have been properly recorded with the appropriate Governmental Body.
(b)    Inbound Licenses and Rights. Part 2.6(b) of the Disclosure Schedule accurately identifies: (i) each Seller Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned or otherwise conveyed or provided to the Seller or a Subsidiary or pursuant to which the Seller or a Subsidiary has otherwise received or acquired any right in Intellectual Property, whether or not currently exercisable and including a right to receive a license (“Inbound Licenses”) (other than: (A) agreements between the Seller or a Subsidiary and its respective employees in the Seller’s or the Subsidiary’s standard form thereof, which has been provided to Purchaser under Section 2.5(v); and (B) non-exclusive “off the shelf” licenses to third-party computer software licensed to Seller or a Subsidiary thereof for no more than $50,000 annually in respect of the particular license or $500,000 annually in the aggregate for all such licenses); and (ii) whether the licenses or rights granted to the Seller or a Subsidiary in each such Seller Contract are exclusive or non-exclusive.
(c)    Outbound Licenses. Part 2.6(c) of the Disclosure Schedule accurately identifies each Seller Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Transferred IP (“Outbound Licenses”) (other than any Seller Contract with independent contractors performing work for the Seller or a Subsidiary in the ordinary course of business and which does not grant any continuing rights to such contractor to any Transferred IP and any non-exclusive licenses granted by the Seller or any Subsidiary thereof to customers in Contracts entered into on a Seller Transferred IP Contract solely for use in connection with the products of Seller or its Subsidiaries). Other than any non-exclusive licenses granted by the Seller or any Subsidiary thereof to customers in Contracts entered into on a Seller Transferred IP Contract solely for use in connection with the products of Seller or its Subsidiaries), neither the Seller nor any Subsidiary is bound by, and no Transferred IP is subject to, any Seller Contract containing any covenant or other provision that limits or restricts in any manner the ability of the Seller or a Subsidiary to use, exploit, assert or enforce any Transferred IP anywhere in the world, other than as expressly provided in the provisions of a Seller Contract listed in Part 2.6(b) or Part 2.6(c) of the Disclosure Schedule.
(d)    Standard Form Transferred IP Contracts. The Seller has made available to Purchaser a complete and accurate copy of each standard form of Seller Contract relating to the Transferred IP (each, a “Transferred IP Contract”) used by the Seller and the Subsidiaries, including each standard form of: (i) development agreement; (ii) employee agreement containing any assignment or license of Intellectual Property or any confidentiality provision; (iii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or any confidentiality provision; (iv) confidentiality or nondisclosure agreement; (v) employee agreement or consulting or independent contractor agreement; (vi) master service agreement; and (vii) research agreement. Part 2.6(d) of the Disclosure Schedule accurately identifies all Transferred IP Contracts (including all development agreements, employee agreements, consulting or independent contractor agreements, master service agreements and research agreements) that provide rights and protections in favor of the Seller or the Subsidiaries that are substantially similar to the Seller’s standard form agreement (other than, in the case of confidentiality agreements, the duration of the confidentiality obligations thereunder). The Seller and its Subsidiaries have, and enforce, a policy requiring each employee and independent contractor to execute Transferred IP Contracts provided under subsection (v) of this Section, and all current and former employees and independent contractors of the Seller and any Subsidiary thereof involved in the development of Intellectual Property or otherwise had access to Sellers and the Subsidiaries’ confidential information or Trade Secrets have executed such a Transferred IP Contract.
(e)    Ownership. The Seller and the Subsidiaries are the sole owners of all right, title and interest to and in the Transferred IP (other than Intellectual Property licensed to the Seller or the Subsidiaries, pursuant to Seller Contracts identified in Part 2.6(b) of the Disclosure Schedule, Intellectual Property non-exclusively licensed to the Seller or the Subsidiaries that is not required to be disclosed in Part 2.6(b) of the Disclosure Schedule and other than Registered IP listed in Part 2.6(a) of the Disclosure Schedule which is co-owned by any other Person, provided that such ownership has been described in Part 2.6(a) of the Disclosure Schedule), free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Seller Contracts listed in Part 2.6(c) of the Disclosure Schedule or Intellectual Property non-exclusively licensed to the Seller or the Subsidiaries which is not required to be disclosed in Part 2.6(b) of the Disclosure Schedule). No third party that has licensed Intellectual Property or Intellectual Property Rights to the Seller or any Subsidiary thereof has ownership rights or license rights to improvements or derivative works made by the Seller or any Subsidiary thereof in such Intellectual Property or Intellectual Property Rights that have been licensed to the Seller or any Subsidiary thereof. Neither the Seller, nor any Subsidiary thereof, has transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use, any Intellectual Property Rights or Intellectual Property that is or was Transferred IP, to any other Person. To the extent that any Intellectual Property Rights have been developed or created independently or jointly by any other Person for which the Seller or any Subsidiary thereof has, directly, provided consideration for such development or creation, Seller or a Subsidiary has a written Contract with such Person with respect thereto.
(f)    Valid and Enforceable. Neither the Seller nor any Subsidiary has received any written claims alleging that the Transferred IP is not valid, subsisting and enforceable or otherwise challenging Seller’s or a Subsidiary’s ownership of any Registered IP or other Transferred IP (other than with respect to pending applications). To the Seller’s Knowledge, all of the Transferred IP (other than with respect to pending applications) is valid and enforceable.
(g)    Protection of Confidentiality. The Seller and the Subsidiaries have taken reasonable steps consistent with industry standards to prevent disclosure of their respective confidential information and, to the Seller's Knowledge, no material disclosure or unauthorized use of any material Trade Secrets has occurred.
(h)    No Third-Party Infringement of Transferred IP. To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Transferred IP.
(i)    No Infringement of Third-Party IP. Neither the Seller nor any Subsidiary has received any written notice from any Person alleging that it is infringing or misappropriating or otherwise violating any Intellectual Property of such Person and, the conduct by the Seller and the Subsidiaries of the Business has not and does not, infringe, misappropriate or otherwise violate or make unlawful use of any Intellectual Property of any other Person.

(j)    Effects on the Transactions. Neither the execution, delivery or performance of this Agreement or any other Transactional Agreements nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Transferred IP; (ii) a breach of, default under or termination of any Transferred IP Contract; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Transferred IP; (iv) by the terms of any Seller Contract, a reduction of any royalties or other payments the Seller or the Subsidiaries would otherwise be entitled to with respect to any Transferred IP; (v) by the terms of any Seller Contract, an increase in any royalty or other payments the Seller or the Subsidiaries would otherwise be required to make under such Seller Contract; (vi) Purchaser, Seller, or any of their Subsidiaries, being bound by or subject to, any additional exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses in excess of those to which they would be bound in the absence of this Agreement, any other Transactional Agreements, or the consummation of any of the Transactions; or (vii) Purchaser being obligated to pay any royalties or other amounts to any third party in excess of those payable by any it, respectively, in the absence of this Agreement, any other Transactional Agreements, or the consummation of any of the Transactions; provided, however that Seller is not making any representations or warranties with respect to Contracts to which Purchaser or any of its Subsidiaries is a party and Seller is not.
(k)     The Transferred IP, together with the Intellectual Property licensed pursuant to the Inbound Licenses, constitutes all of the Intellectual Property and Intellectual Property Rights used in, necessary to or otherwise would be infringed by the conduct of the Business as currently conducted, including, without limitation, the design, development, marketing, manufacture, use, import and sale of any product currently being sold by Seller or its Subsidiaries or services currently being provided to third parties by Seller or any of its Subsidiaries (“Seller Products”). Except as set forth on Part 2.6(k) of the Disclosure Schedule, Purchaser will own or possess sufficient rights to all Intellectual Property Rights and Intellectual Property immediately following the Closing Date that are necessary to the operation of the Business.
(l)    No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Transferred IP and no Governmental Body, university, college, other educational institution or research center has any claim or right in or to the Transferred IP.
(m)    Neither the Seller, any Subsidiary thereof, nor any Person acting on the Seller’s or any of its Subsidiary’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code owned by the Seller or any Subsidiary thereof or used in its business, excluding Open Source Software (“Seller Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Seller or any Subsidiary thereof of any Seller Source Code.
(n)    Part 2.6(n) of the Disclosure Schedule lists all Open Source Software that is incorporated into, linked with, or distributed (including on a hosted-service or software-as-a-service basis) in conjunction with any of the Seller Products (“Incorporated Open Source”). For each item of Incorporated Open Source, Part 2.6(n) of the Disclosure Schedule identifies (i) the Seller Product into, in or with which the Incorporated Open Source is incorporated, linked or distributed, (ii) the Open Source Software licenses governing the use and distribution of the Open Source Software, and (iii) whether the licenses are Copyleft Licenses. For each item of Incorporated Open Source that is associated with any Copyleft License, Part 2.6(n) of the Disclosure Schedule further describes (A) whether (and if so, how) the Open Source Software has been modified by or for the Seller or any Subsidiary thereof, and (B) how the Open Source Software is integrated with or interacts with other portions of the Seller Products. The Seller’s or its Subsidiaries’ use

and distribution of each component of Open Source Software (including Incorporated Open Source) complies with all provisions of all applicable Open Source Software license agreements, including all notice and attribution requirements, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Transferred IP or obligations for the Seller or any Subsidiary thereof with respect to any Transferred IP, including any obligation to disclose or distribute any such Intellectual Property in source code form, to license any such Intellectual Property for the purpose of making derivative works, or to distribute any such Intellectual Property without charge.
(o)    Part 2.6(o) of the Disclosure Schedule lists all industry standards bodies or similar organizations related to the Business or Transferred Assets to which Seller or a Subsidiary thereof has contributed any Intellectual Property or Intellectual Property Rights or in which Seller or a Subsidiary thereof has participated or is or was a member.
(p)    Each Seller Privacy Policy relating to any of the Transferred Assets has been made available by the Seller to Purchaser. The Seller, each of its Subsidiaries, the Seller Products, and, to the Knowledge of the Seller, all third parties who have performed services for the Seller or any of its Affiliates and have had access to Personal Information or Customer Data in connection with the performance of such services comply, and have at all times preceding the date hereof materially complied, with all (i) applicable Legal Requirements, (ii) applicable Orders, (iii) Seller Privacy Policies, (iv) contractual obligations, (v) applicable industry standards and self-regulatory obligations that the Seller or any of its Subsidiaries has agreed to comply with or has represented compliance with, and (vi) to the extent applicable, the PCI Data Security Standard (collectively, “Privacy Legal Requirements”) relating to (A) the privacy of users of (including visitors to, and consumer end users of) all current and former Seller Products; (B) consumer protection, marketing, promotion, text messaging, email, and consumer communications; and (C) the use, collection, obtainment, interception, retention, storage, security, disclosure, transfer, disposal, and other processing of Personal Information or Customer Data. All Personal Information and Customer Data included in the Transferred Assets has been collected, obtained, used, retained, stored, secured, disclosed, transferred, and otherwise processed in accordance with all Privacy Legal Requirements. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not result in a breach or violation of any Privacy Legal Requirements. The Seller and each of its Subsidiaries has full rights to transfer to Purchaser any and all Personal Information and Customer Data included in the Transferred Assets without violating any Privacy Legal Requirement. Seller and each of its Subsidiaries has used reasonable security measures designed to protect all Customer Data and Personal Information from unauthorized access, use, acquisition, and disclosure, and no unauthorized access, use, acquisition, and disclosure of such Customer Data or Personal Information has occurred. There is not and has not been any written complaint to, or any audit, proceeding, Order, investigation (including any formal or, to the Knowledge of Seller, informal investigation) or claim against, Seller, any of its Subsidiaries, or any of their respective customers, (in the case of customers, to the extent relating to any Transferred Assets or the practices of Seller or any of its Subsidiaries) by any private party, data protection authority, the Federal Trade Commission, any state attorney general or similar state official or any other Governmental Body, foreign or domestic, with respect to the collection, use, obtainment, interception, retention, disclosure, transfer, storage, security, disposal, or other processing of Personal Information or Customer Data.

2.7    Contracts.
(a)    Part 2.7 of the Disclosure Schedule identifies each Seller Significant Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Seller Significant Contract” shall mean any Seller Contract:
(i)    under which future expenditures required to be made by the Seller or a Subsidiary exceed $100,000 per annum;
(ii)    that is an Inbound License (other than: (A) agreements between the Seller or a Subsidiary and its respective employees in the Seller’s or the Subsidiary’s standard form thereof, which has been provided to Purchaser under Section 2.6(b); (B) non-exclusive “off the shelf” licenses to third-party computer software licensed to Seller or a Subsidiary thereof for no more than $50,000 annually in respect of the particular license and $500,000 annually in the aggregate for all such licenses and (C) licenses to any Intellectual Property that is immaterial to the Business); or Outbound License (other than any Seller Contract with independent contractors performing work for the Seller or a Subsidiary in the ordinary course of business and which does not grant any continuing rights to such contractor to any Transferred IP);
(iii)    creating any partnership or joint venture between the Seller or a Subsidiary and any third party or providing for any sharing of profits or losses by the Seller or a Subsidiary with any third party;
(iv)    containing covenants materially limiting the freedom of the Seller or a Subsidiary to engage or participate, or compete with any Person, in any line of business, market or geographic area, or granting to any Person “most favored nations” status;
(v)    that constitutes a lease agreement for real or personal property that by its terms requires the payment of in excess of $250,000 per annum;
(vi)    for the use, distribution or integration of the Seller Products other than (A) by the consumer end users, and (B) Contracts for the supply of products by Seller on Seller’s standard for terms and conditions, including dealer, distribution, marketing, development, sales representative, original equipment manufacturer, manufacturing, supply, value added, remarketer, reseller, vendor, business partner, service provider and joint venture agreements;
(vii)    granting any Person a right of indemnification or guaranty, but excluding Contracts of indemnification (A) that are entered into in Seller’s or its Subsidiaries’ written agreements with customers in the ordinary course of business; (B) that are included in non-disclosure agreements entered into in the ordinary course of business, (C) that are included in license agreements for off-the-shelf software or (D) that are entered into in Seller’s or its Subsidiaries’ written agreements with suppliers and vendors in the ordinary course of business; or
(viii)    any other Contract not made in the ordinary course of business that (A) involves a future payment or receivable, as the case may be, in excess of $100,000 over the current Contract term, or (B) has a term greater than one year and cannot be cancelled by Seller or a Subsidiary thereof without more than 90 days’ notice.
(b)    The Seller has made available to Purchaser a copy of each Seller Significant Contract. Each Seller Significant Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Seller or a Subsidiary, as applicable, in accordance with its terms, and no Seller Significant

Contract has been amended or modified in any respect except as set forth therein. Each of the Seller and each Subsidiary party thereto has performed all obligations required to be performed by it under each Seller Significant Contract, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, and, to the Knowledge of the Seller, no other party is in material breach or in default under any Seller Significant Contract.
2.8    Tax Matters.
(a)    The Seller is a resident of Canada for purposes of the Income Tax Act (Canada).
(b)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Transferred Assets or upon any of the assets of any of the Subsidiaries, and there are no Tax Returns which, if not filed, or liabilities for Taxes which, if unpaid, will result in an Encumbrance on the Transferred Assets or the assets of any of the Subsidiaries or any claim against or seizure of the Transferred Assets or the assets of any of the Subsidiaries. There are no Taxes of the Seller (or with respect to the Business or the Transferred Assets) for which the Purchaser would become liable as a result of the transactions contemplated by this Agreement.
(c)    All Tax Returns of each of the Subsidiaries that are required by applicable Legal Requirements to be filed have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. Each Tax required to have been paid (whether or not shown on any Tax Return), or claimed by any Governmental Body to be payable, by the Subsidiaries has been duly paid in full on a timely basis.
(d)    Each of the Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and has complied in all respects with all Legal Requirements in connection with such withholding obligations. Each Subsidiary has remitted all Canada Pension Plan Contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of the employees of the Business to the proper Governmental Body within the time required under applicable Legal Requirements. Each Subsidiary has charged, collected and remitted on a timely basis all Taxes as required under applicable Legal Requirements on any sale, supply or delivery whatsoever made by such Subsidiary, as the case may be.
(e)    None of the Subsidiaries has waived any statute of limitations in respect of Taxes or filed or entered into any election, consent or extension agreement that extends the applicable statute of limitations with respect to any Tax payment, assessment, deficiency or collection. No written claim has been made by any Governmental Body with respect to any of the Subsidiaries, the Business or any of the Transferred Assets in a jurisdiction where the Seller (with respect to the Business or the Transferred Assets) or any of the Subsidiaries does not file Tax Returns that the Business, the Transferred Assets or such Subsidiary is or may be subject to taxation by that jurisdiction.
(f)    No claim or other Proceeding is pending or, to the Knowledge of the Seller, has been threatened against a Subsidiary in respect of any Tax.
(g)    None of the Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated, unitary or similar group for Tax purposes, (B) has ever been a party to any Tax sharing, indemnification or allocation Contract or arrangement or (C) has any liability for the Taxes of any Person as a result of being or having been a member of such a group, as a transferee or successor, by Contract, or otherwise.

(h)    None of the Subsidiaries will be required to include in taxable income any item of income or gain or exclude from taxable income any item of deduction or loss for any taxable period ending after the Closing as a result of any transaction consummated, Contract entered into, prepaid amount received, or method of accounting or Tax election adopted or changed prior to the Closing.
(i)    None of the Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.
(j)    None of the Subsidiaries is or has ever been a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or a “controlled foreign corporation” within the meaning of Section 957 of the Code. No Subsidiary is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and none of the other Transferred Assets constitutes a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.
(k)    None of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(l)    The Subsidiaries have no unsatisfied liabilities for Taxes, whether with respect to any notice of deficiency or similar document received by or on behalf of a Subsidiary or otherwise. No Tax Return of a Subsidiary is being examined or audited by any Governmental Body.
(m)    The Subsidiaries are and have been in compliance with all applicable transfer pricing laws, and the prices for any property or services (or for the use of any property) provided by or to each Subsidiary to or by any other Subsidiary (or any other Affiliate of the Seller) do not differ from those that would have been agreed to between persons dealing at arm’s length.
(n)    The Subsidiaries are and have been in compliance in all material respects with the terms and conditions of any Tax grants, holidays, abatements or other incentives (“Tax Incentives”) benefiting the Subsidiaries, and the consummation of the Transactions shall not have any adverse effect on the continued validity and effectiveness of any such Tax Incentives. The Purchaser and its Affiliates will not be liable to any Governmental Body after the Closing for any amounts benefiting the Seller or the Subsidiaries before the Closing under or with respect to any such Tax Incentives (including as a result of a termination thereof or disqualification therefrom)

2.9    GST Registration. The Seller is a registrant for the purposes of the goods and services tax provided for under the ETA under registration no. 887009744 RT 0001.
2.10    Legal Proceedings. Except as set forth in Part 2.10 of the Disclosure Schedule, there is no, and at no time during the three years preceding the date of this Agreement has there been, (i) any Proceeding pending (or, to the Seller’s Knowledge, threatened) against the Seller or a Subsidiary or the directors, officers or employees of the Seller or a Subsidiary (in their capacities as such) or (ii) any pending or threatened Proceeding by the Seller or any Subsidiary against any third party.
2.11    Compliance with Legal Requirements.
(a)    The Seller and each Subsidiary is (and each at all times has been) in material compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.
(b)    None of the Seller or any Subsidiary has received any written notice or, to the Knowledge of the Seller, other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.
2.12    Anti-Corruption and Anti-Bribery Laws.
(a)    The Seller and each Subsidiary has at all times been, and are currently, fully in compliance with the Anti-Corruption and Anti-Bribery Laws. The Seller and each Subsidiary, including their respective officers, directors, agents, distributors, resellers, employees and other Person associated with or acting on their behalf has not, directly or indirectly, (i) used any funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses, (ii) made, offered, authorized or promised to make any unlawful payment or anything of value to any Person, including any Government Official, (iii) made or promised to make or accepted any contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment or other advantage (or taken any action in furtherance thereof), (iv) taken any action which would cause the Seller or its Subsidiaries to be in violation of the Anti-Corruption and Anti-Bribery Laws.
(b)    No officer, director, employee or holder of any financial interest in the Seller or its Subsidiaries is currently a Government Official.
(c)    The Seller and each Subsidiary and their respective officers, directors, and employees, or to the Seller’s Knowledge, agents, distributors, or resellers, have never received any allegation or conducted any investigation for potential or actual violations of the Anti-Corruption and Anti-Bribery Laws. There are no pending or, to the Seller’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Seller or its subsidiaries with respect to the Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to the Seller’s or its Subsidiaries’ activities, including the activities of the Seller’s directors, officers, employees, or agents that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Anti-Corruption and Anti-Bribery Laws including all applicable anti-money laundering laws.
(d)    No false or fictitious entries are in the Seller’s books and records. The Seller and each of its Subsidiaries have never created or maintained any off-the-books funds or assets.

2.13    Export Control Laws and Economic Sanctions.
(c)    The Seller and each of the Subsidiaries is and has at all times conducted its export and import transactions in compliance with all applicable Export and Import Control Laws. Without limiting the foregoing,
(i)    the Seller and each of the Subsidiaries has obtained all Export and Import Approvals;
(ii)    the Seller and each of the Subsidiaries is in compliance with the terms of all applicable Export and Import Approvals;
(iii)    the Seller and each of the Subsidiaries has not received any written, or, oral communication alleging that it is not or may not be in compliance with, or has, or may have any, liability under any such applicable export licenses, registrations or other approvals, or otherwise in respect of Export and Import Control Laws;
(iv)    there are no pending or, to the Knowledge of the Seller, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Seller or any Subsidiary with respect to any Export and Import Control Laws; and
(v)    to the Knowledge of the Seller, there are no actions, conditions or circumstances pertaining to the Seller’s or any Subsidiary’s export or import transactions that are reasonably expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws.
(a)    The Seller and each of the Subsidiaries has never conducted business, directly or, to the Knowledge of the Seller, indirectly, in Iran, Syria, Sudan, Cuba, North Korea, or the Crimea region of the Ukraine, including any political subdivision, agency, instrumentality or national thereof.
(b)    The Seller and each of the Subsidiaries is not owned or controlled by (i) a Person who appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations, or any other list of Persons with whom dealings are restricted or prohibited by the United States, Canada, the United Kingdom, the European Union or the United Nations; (ii) the government of Iran, Syria, Sudan, Cuba, North Korea, or the Crimea region of the Ukraine, including any political subdivision, agency, instrumentality or national thereof or (iii) a Person acting or purporting to act, directly or indirectly, on behalf of, or a Person owned or controlled by, any of the Persons listed in clauses (i) and (ii) above (collectively, “Prohibited Persons”).
(c)    The Seller and each of the Subsidiaries are not doing and have not done business, directly or, to the Knowledge of the Seller, indirectly, with any Person who appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations, or any other list of Persons with whom dealings are restricted or prohibited by the United States, the United Kingdom, the European Union or the United Nations.

2.14    Anti-Spam Laws. In carrying on the Business, the Seller has complied at all times with CASL since July 1, 2014 in connection with the sending of all CEMs, and since January 15, 2015 in connection with the installation of computer programs on the computer systems of third parties and has complied with any other applicable anti-spam laws or regulations.
2.15    Authority; Binding Nature of Agreements.
(a)    The Seller has the corporate right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party (the “Seller Transactional Agreements”); and the execution, delivery and performance by the Seller of the Seller Transactional Agreements have been duly authorized by all necessary action on the part of the Seller and its directors and shareholders. The Seller Transactional Agreements constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) general principles of equity (the “Enforceability Exceptions”).
(b)     Each Subsidiary has the corporate right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party (the “Subsidiary Transactional Agreements”); and the execution, delivery and performance by each Subsidiary of the Subsidiary Transactional Agreements have been duly authorized by all necessary action on the part of the Subsidiary and its directors and shareholders. The Subsidiary Transactional Agreements constitute the legal, valid and binding obligations of the Subsidiaries, enforceable against the Subsidiaries in accordance with their terms, subject to the Enforceability Exceptions.
2.16    Non-Contravention; Consents.
(a)    None of the execution and delivery of this Agreement by the Seller nor the consummation by the Seller or the Subsidiaries of the Transactions or performance by the Seller or the Subsidiaries of their obligations under the Transactional Agreements, will result in a termination, breach, violation of or constitute any default (with or without notice or lapse of time, or both) under, or giver rise to a right of notice, termination, cancellation or acceleration of any obligation or a loss of a benefit under, require that any consent be obtained or result in the creation of any Encumbrance under (i) any provision of the articles of incorporation or bylaws of the Seller or the similar governing documents of any Subsidiary, (ii) any provision of any Transferred Contract (other than non-disclosure or confidentiality agreements or Transferred Contracts that are not material to the Business or otherwise a Seller Significant Contract) and (B) any Seller Significant Contract, or (iii) any Legal Requirement or Order applicable to the Seller or any Subsidiary.
(b)    Except as set forth in Part 2.16(b) of the Disclosure Schedule and except for required filings under any applicable Legal Requirements relating to antitrust or competition (collectively, “Antitrust Regulations”), no consent, order, or license from, notice to or registration, declaration or filing with, any Governmental Body is required on the part of Seller or any Subsidiary in connection with the execution, delivery or performance of this Agreement or any of the other Transactional Agreements or the consummation of the transactions contemplated hereby and thereby.
2.17    Absence of Certain Changes. Since the Balance Sheet Date, the Seller has conducted the Business in the ordinary course, consistent with past practice and there has not occurred any Seller Material Adverse Effect. Between the Balance Sheet Date and the date hereof (solely for purposes of clause (f), for Contracts acquired by Seller in July 2016, between the date of such acquisition and the date hereof), neither the Seller nor any Subsidiary has:

(a)    experienced any damage, destruction or loss to or of any of the material assets or properties owned or leased by the Seller or any Subsidiary;
(b)    failed to use commercially reasonable efforts to preserve intact the Business and to keep available the services of its present officers, managerial personnel and key employees or independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it;
(c)    failed to use commercially reasonable efforts to maintain the Transferred Assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of the Transferred Assets in accordance with the normal standards of maintenance applicable in the industry;
(d)    amended, terminated, or failed to use commercially reasonable efforts to renew any Seller Significant Contract, or received any written notice or, to the Seller’s Knowledge, other notification that any other Person has or intends to take any such actions;
(e)    entered into any Contract related to the Business or any Transferred Asset (i) that is a Seller Significant Contract, (ii) that limits or otherwise restrictions in any material respect the Seller or any Subsidiary in respect of the conduct of the Business or the ownership and use of any Transferred Asset or, to the Knowledge of the Seller, that would reasonably be expected to, after the Closing Date, limit or restrict the conduct of the Business by Purchaser, or (iii) outside the ordinary course of business;
(f)    accelerated, terminated, modified, or canceled, or received notice of such from any other Person, any Seller Significant Contract (or series of related Seller Significant Contracts) to which it is a party or by which it or its assets are bound and which is related to the Business or any Transferred Asset;
(g)    transferred or granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights other than in the ordinary course of business consistent with past practice;
(h)    made or pledged to make any charitable or other capital contribution;
(i)    adopted, terminated or amended any Employee Benefit Plan, made any contribution to any Employee Benefit Plan (other than regularly scheduled contributions) or increased in any manner the compensation or benefits of any officer, director, employee or other personnel (whether employees or independent contractors) or granted any equity or equity based awards;
(j)    made any oral or written representation or commitment with respect to any aspect of any Employee Benefit Plan that is not in accordance with the existing written terms and provision of such Employee Benefit Plan;
(k)    terminated any Seller Employee;
(l)    hired or appointed any new officer, director, managerial or key employees;
(m)    entered into any new intercompany transaction, agreement, arrangement, or understanding with, directly or indirectly, any shareholder, officer or director or Affiliate, or made any payment or distribution to any of the foregoing other than payment of salary in the ordinary course of business consistent with past practice;

(n)    acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of any equity interest or assets), leased, or disposed of any assets or properties except for fair consideration in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices, whether in one or more transactions, involving assets having an aggregate fair market value in excess of $200,000;
(o)    mortgaged, pledged, or subjected to any Encumbrance any of the Transferred Assets;
(p)    made any loans, advances or capital contributions to, or investment in, any other Person, other than loans or investments to or in the Seller;
(q)    entered into any joint ventures, strategic partnerships or alliances;
(r)    except as required by GAAP, by Legal Requirement, or by circumstances which did not exist as of such date, changed (i) its independent public accountants or (ii) any of the accounting principles or practices used by it or made any change inconsistent with past practice with respect to managing its working capital;
(s)    changed the practices and procedures with respect to the collection of Accounts Receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto;
(t)    incurred any indebtedness for borrowed money not in the ordinary of course of business;
(u)    failed to pay any indebtedness for borrowed money or any other account payable as it became due, or changed its existing practices and procedures for the payment of indebtedness for borrowed money or other accounts payable;
(v)    paid, discharged or satisfied any Liability other than immaterial Liabilities arising in the ordinary course of business consistent with past practice, or cancelled, compromised, waived or released any right or claim other than immaterial rights or claims in the ordinary course of business consistent with past practice;
(w)    settled, or offered or proposed to settle, any Claim involving or against the Seller or any Subsidiary;
(x)    incurred or committed to incur any capital expenditures, capital additions, capital improvements or other Liabilities, unless incurred or committed in the ordinary course of business consistent with past practice;
(y)    with respect to any Subsidiary, or with respect to the Business or the Transferred Assets if any of the following actions would be binding on the Purchaser or any of its Affiliates after the Closing: adopted or changed any Tax accounting method or Tax election, entered into any closing agreement with respect to Taxes, settled or compromised any Tax claim or assessment, filed any amended Tax Return, surrendered the right to any refund of Taxes or extended or waived the limitation period applicable to any Tax claim or assessment; or
(z)    authorized, approved, agreed to or made any commitment, orally or in writing, to do any of the foregoing or to take any actions prohibited by this Agreement.

2.18     Governmental Authorizations. The Seller and the Subsidiaries hold all Governmental Authorizations that are necessary for the conduct of its business as currently conducted (collectively, the “Permits”). A true, correct and complete list of all Permits is set forth on Part 2.18 of the Disclosure Schedule. All such Permits are valid and in full force and effect, and none of the Seller or any Subsidiary has received written notice of or has Knowledge that (i) an appeal or other action is pending or threatened to revoke, decline to renew or modify any such Permits or (ii) the Seller or any Subsidiary is conducting the Business or carrying out any activities in breach or violation of any such Permit. The Business has been conducted by the Seller and the Subsidiaries in compliance with the requirements, standards, criteria and conditions set forth in the Permits listed in Part 2.18 of the Disclosure Schedule.
2.19    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller or any Subsidiary.
2.20    Accounts Receivable. All Accounts Receivable of the Seller are reflected properly on the Seller’s books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible net of any reserves reflected on the Financial Statements. Proper amounts of deferred revenues appear on the Seller’s books and records in accordance with GAAP, with respect to the Seller’s (a) billed but unearned Accounts Receivable; (b) previously billed and collected Accounts Receivable still unearned; and (c) unearned customer deposits.
2.21    Material Customers and Suppliers. Part 2.21(a) of the Disclosure Schedule sets forth a list of the Material Customers based on and listing the gross sales (rounded to the nearest $1,000). Part 2.21(b) of the Disclosure Schedule lists the 25 largest suppliers and vendors (each a “Material Supplier”) of the Business for the twelve (12) months ending on the Balance Sheet Date, based on and listing the gross purchases (rounded to the nearest $1,000). Each Contract with a Material Customer or Material Supplier shall constitute a Seller Significant Contract for purposes of Section 2.7(b). Since the Balance Sheet Date, no Material Customer or Material Supplier has canceled, terminated, or otherwise modified its relationship with the Seller or such Subsidiary, as applicable, and none of the Seller or any Subsidiary has received written notice or otherwise has Knowledge that any Material Customer or Material Supplier intends to cancel, terminate or otherwise modify its relationship with the Seller or such Subsidiary for any reason including as a result of the consummation of the Transactions.
2.22    Warranties; Defects; Liabilities. Each product manufactured, sold, licensed, leased, or delivered by the Seller or any Subsidiary, and each service rendered by the Seller or any Subsidiary, has conformed with all applicable customer contractual commitments and all express and implied warranties except where the failure to be in such conformity would not have a Seller Material Adverse Effect. No product manufactured, sold, licensed or delivered by the Seller or any Subsidiary, or service rendered by the Seller or any Subsidiary, is subject to any guarantee, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license, or lease, or other substantially similar terms and conditions of sale, license, or lease.
2.23    Seller Contracts. The Seller Contracts identified on Schedule 1.1(d) are all of the Contracts to which the Seller or a Subsidiary thereof is a party that are material to the Business or otherwise a Seller Significant Contract. Except as set forth in Part 2.23 of the Disclosure Schedule (the “Required Consents”), no consent or approval is required to be obtained, and no notice is required to be provided, with respect to any of the Transferred Contracts (other than non-disclosure or confidentiality agreements or Transferred Contracts that are not material to the Business or otherwise a Seller Significant Contract) under the terms of each such Transferred Contract in order to consummate the Transactions.

2.24    Restrictions on Business Activities. (a) None of the Seller Contracts impose (i) any non-compete obligation; (ii) any non-solicitation obligation; (iii) any restriction on the ability of Purchaser to purchase the Transferred Assets; (iv) any restrictions on the ability of Purchaser to operate the Business in the manner in which the Business has been conducted by the Seller and the Subsidiaries, nor as is currently conducted or currently contemplated to be conducted by the Seller, nor any restriction on the Seller’s or, after the Closing, the Purchaser’s operation of the Business in any geographic area; or (iv) any “most favored nations” or similar obligation to offer terms included in or based on another Seller Contract; and (b) the Seller is not subject to any Legal Requirement or pending legislative or regulatory initiative, under which the Seller is or would be restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market. There is no Order with any Governmental Body or Contract to which the Seller is a party that has or would reasonably be expected to have the effect of prohibiting or restricting the conduct of the Business as currently conducted or as currently contemplated to be conducted by the Seller or Purchaser if it conducts the Business in a manner consistent with the manner in which the Seller has conducted or currently contemplates to conduct the Business. Without limiting the foregoing, the Seller has not entered into any Contract under which it is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any particular market segment.
2.25    Insurance. Part 2.25 of the Disclosure Schedule lists all insurance policies held by Seller or any Subsidiary (“Insurance Policies”), including the name of the insurance carrier, the policy number and the nature of the coverage provided, copies of which have been provided to the Purchaser. There is no current claim pending or, to Seller’s Knowledge, threatened, under any of the Seller’s or a Subsidiary’s Insurance Policies. All current Insurance Policies are in full force and effect and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due. The Seller and the Subsidiaries are in compliance in all respects with the terms of such policies. The Seller has no Knowledge as of the date of this Agreement of any threatened termination of, or premium increase with respect to, any of such policies, and there are no disputes between Seller or any Subsidiary and any underwriter of any Insurance Policy.
2.26    Related Party Transactions. Except as set forth in Part 2.26 of the Disclosure Schedule, no Related Party (i) has borrowed money from or loaned money or equipment to the Seller or any Subsidiary that is currently outstanding or otherwise has any Claim against the Seller, (ii) has any direct or indirect ownership interest in any property or asset used or developed by or for the Seller or any Subsidiary except through such Person’s ownership of capital stock of the Seller, (iii) has any direct or indirect ownership interest in, or currently serves as a manager, member, officer, director, employee or consultant of, any Person which is a present competitor, supplier or customer of the Seller or any Subsidiary or (iv) is a party to any agreement or is engaged in any ongoing transaction with the Seller or any Subsidiary other than employment in the ordinary course of the Business. “Related Party” shall mean (i) the Seller, (ii) any Subsidiary, (iii) any Affiliate of the Seller or any Subsidiary, or (iv) any manager, shareholder (other than shareholders holding less than 1% of Seller’s shares), partner, equityholder, director or officer of the Seller or any Subsidiary.
2.27    Environmental Matters.
(a)    The Business, the Transferred Assets, the Seller and the Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession by the Seller and the Subsidiaries of all Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws for the operation of the Business or any of the property and assets used in the Business and compliance with the terms and conditions thereof. All Environmental Licenses and other

Governmental Authorizations required under applicable Environmental Laws for the operation of the Business or any of the property and assets used in the Business are valid and in full force and effect, and there is no Proceeding or Order pending or, threatened, to revoke or limit any of them.
(b)    Neither the Seller nor any Subsidiary has received any notice or other communication and there is no Proceeding or Order pending or threatened: (i) that alleges that the Seller or the Subsidiary is not in compliance with any Environmental Law; (ii) investigating or alleging the violation or possible violation of any Environmental Law; or (iii) requiring or alleging responsibility of the Seller and the Subsidiaries for investigation, monitoring, abatement, control, remediation, clean-up or corrective action of any kind pursuant to any Environmental Law.
(c)    The Seller and the Subsidiaries have not used any of the Transferred Assets or any real property that is leased, occupied or otherwise controlled by the Seller and the Subsidiaries or permitted them to be used, to generate, manufacture, refine, treat, transport, store, manage, handle, dispose of, transfer, produce or process any Hazardous Substance except in compliance with all Environmental Laws. No part of the Transferred Assets or any real property leased, occupied or otherwise controlled by the Seller or the Subsidiaries contains a Hazardous Substance (i) other than in compliance with Environmental Laws, or (ii) which exceeds an applicable soil, groundwater or other environmental, health or safety criterion or standard published or enacted by a Governmental Body having jurisdiction over the such property or other assets of the Seller and the Subsidiaries.
True and complete copies of all environmental audits relating to the Business and the Transferred Assets have been made available to the Purchaser. For purposes of this paragraph, an environmental audit includes any evaluation, assessment, review or study performed by an environmental consultant or an environmental representative of the Seller or the Subsidiaries at the request of or on behalf of the Seller or the Subsidiaries, or (to the extent in the possession or control of the Seller or the Subsidiaries) any prospective purchaser of the Business or the property or assets of the Seller or the Subsidiaries, or any Governmental Body, whether formally requisitioned or otherwise prepared.
2.28    Employee and Labor Matters; Benefit Plans.
(a)    Part 2.28(a) of the Disclosure Schedule contains a complete list of all of the Seller Employees together with their job title, location of employment, duration of employment, vacation entitlements and accruals, employee benefit entitlement, rate of remuneration (including bonus and commission targets, and awards for 2015 and accrued to date for 2016), severance agreements, pension, all other entitlements and benefits of each Seller Employee, and the date of the Seller Employee’s most recent employment agreement, if any. No Seller Employee is on disability or other leave of absence, or providing services pursuant to a work permit, visa or similar authorization. Part 2.28(a) of the Disclosure Schedule separately lists each current consultant or independent contractor engaged by the Seller or a Subsidiary of the Seller and their current rate of remuneration.
(b)    Except as set out in Part 2.28(a) of the Disclosure Schedule, the Seller Employees have no other agreement, written or oral, with the Seller concerning the Seller Employees' employment or the Seller Employees' entitlement to any salary, wage, bonus, commission, vacation pay, change of control payments or benefits, severance payment, pension, or any other benefit whatsoever. The employment of any Seller Employee can be terminated at any time for any reason, subject to any entitlements set out in Part 2.28(a) of the Disclosure Schedule, the Legal Requirements and any entitlements under the Employee Benefit Plans (defined below). The Seller’s relationships with all individuals who act on their own as contractors or other service providers to Seller can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination.
(c)    The Seller has made available to Purchaser or Purchaser’s legal or financial advisor copies of all material employment agreements, employee manuals, handbooks and policy statements relating to the employment of the Seller Employees in effect as of the date of this Agreement.
(d)    The Seller and each of its Subsidiaries is in compliance with all applicable foreign, federal, state, provincial and local laws, rules and regulations respecting employment, including employment practices, terms and conditions of employment, worker classification (including classification of individuals as employees or independent contractors), tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Seller Service Providers: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Seller Service Providers, (ii) is not liable for any arrears of wages, severance pay or any Tax or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Seller Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened in writing or reasonably anticipated against Seller, any of its Subsidiaries, or any of their Seller Service Providers relating to any Seller Service Provider or Employee Benefit Plan. Neither Seller or and Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, provincial or local agency or governmental authority with respect to employment practices. The services provided by the U.S. Seller Service Providers are terminable at the will of Seller and any such termination would result in no liability to Seller. Neither Seller nor any of its Subsidiaries has any liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. The Point Grey PRC Subsidiary has complied with all applicable

PRC laws and regulations with regard to employment and staff or labor management, including laws and regulations pertaining to social insurance, medical insurance, housing funds or the like.
(e)    No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against Seller or any of its Subsidiaries is pending, or to the Knowledge of Seller, threatened, or reasonably anticipated. Seller has no Knowledge of any activities or proceedings of any labor union to organize any Seller Service Providers. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Seller Service Provider, including charges of unfair labor practices. Neither Seller nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar legislation. Neither Seller nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Seller Employees, except for the "Italian Employment Agreements" (it means any Italian national collective bargaining agreements (contratti collettivi nazionali di lavoro) and/or union agreements executed at company level (so-called “contratti integrativi aziendali”) applicable to any Subsidiary), and no collective bargaining agreement is being negotiated by Seller or any of its Subsidiaries. The US Subsidiary has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the U.S. Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied. No terminations prior to the Closing by the US Subsidiary would trigger any notice or other obligations under the WARN Act or similar state or local law.
(f)    Part 2.28(f) of the Disclosure Schedule lists each Employee Benefit Plan. Each Employee Benefit Plan has been established and administered in all material respects in accordance with its terms and the provisions of applicable Legal Requirements. Seller has provided to the Purchaser true, correct and complete copies of each material Employee Benefit Plan, including all amendments thereto.
(g)    Neither US Subsidiary nor its ERISA Affiliates ever maintained, sponsored, contributed to or can reasonably be expected to have any Liability with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA; or (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA. Seller has not ever maintained, sponsored, contributed to or can reasonably be expected to have any Liability with respect to any “registered pension plan” as defined in Section 248 of the Tax Act. No Employee Benefit Plan provides retiree medical or other post-employment benefits to any Person for any reason, except as required by the healthcare continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar Legal Requirement.
(h)    Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter or an IRS prototype opinion letter upon which the sponsor is entitled to rely with respect to its qualified status under the Code and to the Knowledge of the Seller, nothing has occurred that could be reasonably expected to cause the loss of such qualification or exemption or the imposition of any Liability, penalty or Tax under applicable Legal Requirements, including ERISA or the Code.
(i)    With respect to each International Employee Plan, Seller has made available to Purchaser or its counsel a current summary description thereof.
(j)    Each International Employee Plan that must be registered or qualified in the country in which it is maintained has received or timely applied for such registration or qualification, and such

International Employee Plan has not been amended since the date of its most recent registration or qualification (or application therefor) in a manner that would require a new registration or qualification.
(k)    All contributions, premiums, expenses and other payments required to be made by Seller or any Subsidiary to any Employee Benefit Plan by the Closing Date have been made. All International Employee Plans required to be funded are fully funded and no liability or obligation of Seller or its Subsidiaries exists with respect to any International Employee Plan that has not been disclosed in Part 2.28(k) of the Disclosure Schedule.
(l)    Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in compliance with Section 409A of the Code (or any state law equivalent) and the applicable regulations and guidance thereunder.
(m)    The US Subsidiary and its ERISA Affiliates have complied with the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the Patient Protection and Affordable Care Act, each as amended, and any similar provisions of state law, as applicable Seller Service Providers.
2.29    Brokers. Other than William Blair & Co., LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller.
2.30    Competition Act (Canada). For the purpose of the threshold set out in section 109 of the Competition Act, Seller, together with its affiliates (as such term is defined in the Competition Act) do not have assets in Canada that exceed CAD$200 million nor do they have gross revenues from sales in, from or into Canada that exceed CAD$200 million, all as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder.
2.31    Information Supplied. None of the written information supplied by the Seller to its shareholders for the approval of the Transactional Agreements and the Transactions will, at the time supplied and at the time of the shareholder meeting to obtain such approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading
2.32    Seller Representations Regarding Transfers of Subsidiary Interests.
(a)    The Seller is, and on the Closing Date (with respect to the PRC Equity Interest, on the PRC Closing Date) will be, the sole and registered record and beneficial owner of the Subsidiary Interests free and clear of any Encumbrances. No Person has preemptive rights with respect to such Subsidiary Interests.
(b)    The Seller has full right, title, power and authority to sell and transfer to the Subsidiary Purchasers the Subsidiary Interests in each of the Subsidiaries of the Seller. Upon consummation of the sale and transfer of the Subsidiary Interests pursuant to the terms of the Subsidiary Purchase Agreements, the Subsidiary Purchasers, as applicable, shall have valid and marketable title to the Subsidiary Interests, free and clear of any Encumbrances. The performance by Seller of the Subsidiary Purchase Agreements and the sale of the Subsidiary Interests to the Subsidiary Purchasers will not result in a breach of or default under any agreement or instrument to which Seller is a party or by which it or any of the Subsidiary Interests may be bound.
(c)    Prior to the date of this Agreement, the Seller has made available to Purchaser complete and accurate copies of the organizational documents of each Subsidiary of the Seller (the “Subsidiary Organizational Documents”), each as amended and currently in effect. The Subsidiary Organizational Documents are in full force and effect and no Subsidiary of the Seller is in material violation of any provision of the Subsidiary Organizational Documents.
(d)    Part 2.32(d) of the Disclosure Schedule contains a complete and accurate list of the directors and officers of each Subsidiary of the Seller as of the date hereof.
(e)     The Seller has made available to Purchaser, complete and correct copies of (a) the minute books containing records of proceedings, consents, actions and meetings of the board of directors or managers of each Subsidiary of the Seller, committees thereof and shareholders or interest holders of each of Subsidiary of the Seller, (b) the stock ledger, share register, journal or other records reflecting all Subsidiary Interests and transfers and all Subsidiary Interests. The minute books of the Subsidiaries of the Seller made available to Purchaser reflect all transactions referred to in such minutes accurately in all material respects.
2.33    Exclusivity of Representations and Warranties. Except as expressly set forth in this Section 2, neither the Seller nor any Person on behalf of the Seller has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of the Seller, the Subsidiaries or the Business, including any representations or warranties about the accuracy or completeness of any information or documents previously provided, and any other such representations and warranties are hereby expressly disclaimed.

3.	REPRESENTATIONS AND WARRANTIES OF THE KEY SHAREHOLDERS.
Each Key Shareholder, severally and not jointly, solely as to itself and not any other Key Shareholder, represents and warrants to the Purchaser as follows:
3.1    Existence. If such Key Shareholder is not a natural person, such Key Shareholder is duly organized and validly existing under the laws of its jurisdiction of organization.
3.2    Authority. Such Key Shareholder has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of such Key Shareholder, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Legal Requirement affecting or relating to creditors’ rights generally and general principles of equity.
3.3    Non‑Contravention. Neither the execution and delivery of this Agreement, nor the performance by such Key Shareholder of any obligations under this Agreement, will directly or indirectly (with or without notice or lapse of time), (a) if such shareholder is not an individual, contravene, conflict with or result in a violation of, such Key Shareholder’s organizational documents, or (b) give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Legal Requirement to which such Key Shareholder is subject.

3.4    Ownership of Covered Shares. The Covered Shares referred to opposite such Key Shareholder’s name in Schedule A constitute all shares held of record, beneficially owned by, or for which voting or dispositive power is granted to the Key Shareholder or to any trust of which the Key Shareholder is a beneficiary, holding company which is controlled by the Key Shareholder or relative of the Key Shareholder, and such Persons are the legal and/or beneficial owners of the Covered Shares, have sole voting power, have sole power to agree to all of the matters set forth in this Agreement (to the extent required under applicable law) and have good title to the Covered Shares free and clear of any and all Encumbrances except for transfer restrictions imposed by applicable securities laws and under Seller’s shareholders’ agreement and constating documents. Other than the Covered Shares and stock options held by the Key Shareholder and relatives of the Key Shareholder, no shares or other securities of Seller exerciseable for or convertible into or exchangeable for shares of Seller are beneficially owned or controlled, directly or indirectly, by the Key Shareholder, any trust of which the Key Shareholder is a beneficiary, any holding company which is controlled by the Key Shareholder or any relative of the Key Shareholder.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.
Purchaser represents and warrants, to and for the benefit of the Seller, as follows:
4.1    Due Organization. The Purchaser is a company duly organized, validly existing and in good standing under the laws of British Columbia.
4.2    Authority. The Purchaser has the corporate right, power and authority to enter into and to perform its obligations under each Transactional Agreement to which it is or may become a party, and the execution and delivery by the Purchaser of each Transactional Agreement to which the Purchaser is or may become a party have been duly authorized by all necessary corporate action.
4.3    Binding Nature of Agreements. This Agreement and each other Transactional Agreement to which the Purchaser is a party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.
4.4    Non-Contravention; Consents. Neither the execution and delivery by the Purchaser of any of the Transactional Agreements, nor the consummation or performance by the Purchaser of any of the Transactions, will (with or without notice or lapse of time):
(a)    contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws of the Purchaser; or (ii) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of the Purchaser; or
(b)    contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Purchaser is subject, except as would not have a Purchaser Material Adverse Effect.
4.5    Investment Canada Act. Purchaser is a “WTO investor” within the meaning of the Investment Canada Act.
4.6    GST Registration. The Purchaser will be registered, effective on or before Closing, for the purposes of the goods and services tax provided for under the ETA and shall provide its registration number to the Seller promptly upon issuance of same.

4.7    Reserved.
4.8    Competition Act (Canada). For the purpose of the threshold set out in section 109 of the Competition Act, Purchaser, together with its affiliates (as such term is defined in the Competition Act) do not have assets in Canada that exceed CAD$200 million nor do they have gross revenues from sales in, from or into Canada that exceed CAD$200 million, all as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder.

5.	PRE-CLOSING COVENANTS AND AGREEMENTS.
5.1    Conduct of the Business of Seller. Except as permitted or contemplated by this Agreement, as set forth on Schedule 5.1 or as required by any Legal Requirements, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement (the “Pre-Closing Period”), except with Purchaser’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall, and shall cause each Subsidiary to:
(a)    continue to operate and conduct its business in the ordinary course of business consistent with past practice;
(b)    use commercially reasonable efforts to maintain and preserve intact the Business and the goodwill of the Business and the relationships of the Seller and the Subsidiaries with their customers, vendors, suppliers, distributors, contractors, licensors, licensees and others having significant business relations with the Seller or the Subsidiaries, in all cases in all material respects with a view toward preserving for Purchaser after the Closing Date the Transferred Assets and the Business;
(c)    pay all accounts payable and other current obligations of the Seller when they become due and payable in the ordinary course of business, except for accounts payable or other current obligations that are the subject of a good faith dispute;
(d)    continue to make all necessary and material filings and payments with Governmental Bodies in a timely manner, and use commercially reasonable efforts to maintain in effect all Permits;
(e)    not (i) sell, transfer, lease or otherwise dispose of any of its properties or assets other than assets used, consumed or replaced in the ordinary course of business consistent with past practice, (ii) write off, forgive, waive or otherwise cancel, in whole or in part, any material Account Receivable of the Seller or any Subsidiary, except as required by GAAP or applicable Legal Requirement, (iii) cause or permit any distribution to be made with respect to the stock of any of the Subsidiaries, or (iv) enter into any Contract to do any of the foregoing;
(f)    not permit any Transferred Assets to become subject to any Encumbrance, other than Permitted Encumbrances;
(g)    not acquire any inventory other than in the ordinary course of business consistent with past practice;
(h)    not enter into, terminate (partially or completely, other than by expiration pursuant to the terms of such contract), materially amend, grant any waiver under or give any consent with respect to any Contract that is or would be a Seller Significant Contract, except in the ordinary course of business consistent with past practice;

(i)    not violate, breach or default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of any Seller Significant Contract;
(j)    not (i) enter into any Contract containing a covenant not to compete or any other covenant restricting (A) the development, manufacture, marketing or distribution of the products or services of the Seller or any Subsidiary or (B) rights to any Intellectual Property Rights or (ii) amend in a manner materially adverse to the Seller or any Subsidiary any such covenant in any existing Seller Contract;
(k)    not cancel, compromise, release or assign any indebtedness owed to the Seller or any Subsidiary by a third party or any claims of a third party held by the Seller or any Subsidiary, in each case that would otherwise constitute Transferred Assets;
(l)    not institute, settle or agree to settle any Claim before any court or other Governmental Body;
(m)    not engage in any transaction with any officer, director or Affiliate or shareholder of the Seller or any of its Subsidiaries, or any Affiliate of any such officer, director or Affiliate or shareholder, that is outside the ordinary course of business, not consistent with past practice or other than on an arm’s-length basis;
(n)    not change its practices and procedures with respect to the collection of Accounts Receivable or offer to discount the amount of any Accounts Receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto;
(o)    with respect to any of the Subsidiaries, not: make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement with respect to Taxes, settle or compromise any Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any material Tax Return or any amended Tax Return of any of the Subsidiaries unless a copy of such Tax Return has been delivered to the Purchaser for review a reasonable time prior to filing and the Purchaser has approved such Tax Return;
(p)    not make any capital expenditures or commitments, except in the ordinary course of business consistent with past practice and in an amount not in excess of $100,000 in the aggregate for the Seller and the Subsidiaries;
(q)    not make any acquisition (by purchase of securities or assets, merger, consolidation or otherwise) of any other Person, business or division;
(r)    not increase in any manner the compensation of any of its directors, officers or Seller Employees or enter into, establish, amend or terminate any employment, consulting, collective bargaining, bonus or other incentive compensation, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan with, for or in respect of any shareholder, director, officer, other Seller Employees or consultant or terminate, transfer, promote or demote any Seller Employee, other than: (i) as required pursuant to applicable law or the terms of any Employee Benefit Plan or other agreements in effect as of the date of this Agreement; (ii) increases in salaries, wages and benefits of employees or directors made in the ordinary course of business consistent with past practice; or (iii) the termination of the employment of any directors, officers or Seller Employees for just cause;

(s)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;
(t)    not amend, waive, modify or consent to the termination of any Seller Significant Contract, or amend, waive, modify or consent to the termination of the Seller’s or its Subsidiaries’ rights thereunder, or enter into any Seller Significant Contract, in each case, other than in the ordinary course of business;
(u)    (i) except standard end user licenses or other customer agreements entered into in the ordinary course of business, not sell, lease, license or transfer to any Person any rights to any Transferred IP or enter into any Contract or modify any existing Contract with respect to any Transferred IP with any Person or with respect to any Intellectual Property Rights of any Person, (ii) except in the ordinary course of business, not purchase or license any Intellectual Property Rights or enter into any Contract or materially modify any existing Contract with respect to the Intellectual Property or Intellectual Property Rights of any Person, (iii) not enter into any Contract or materially modify any existing Contract with respect to the development of any Intellectual Property Rights with a third party, and (iv) not change pricing or royalties set or charged by the Seller or a Subsidiary thereof to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to Seller or a Subsidiary thereof;
(v)    not publish any new Seller Privacy Policy or modify any Seller Privacy Policy; and
(w)    not agree, in writing or otherwise, to take any of the actions described in clauses “(f)” through “(v)” of this sentence.
5.2    Access to Information. During the Pre-Closing Period, the Seller shall afford Purchaser and its Representatives, subject to applicable Legal Requirements, reasonable access during normal business hours and on reasonable advance notice to the Seller’s and the Subsidiaries’ respective properties, books and records and all other existing information concerning the business, properties and personnel of the Seller and the Subsidiaries as Purchaser may reasonably request; provided, however, that in exercising access rights under this Section 5.2, Purchaser shall not be (a) permitted to interfere unreasonably with the conduct of the business of the Seller or the Subsidiaries, or (b) entitled to any communications between Seller and its legal counsel or tax advisors and any other documents or communications which are privileged documents, including those privileged documents or communications relating to or connected in any way with this Agreement and the Transactions or related to any Excluded Assets or Excluded Liabilities. Purchaser shall hold information received pursuant to this Section 5.2 in confidence in accordance with the terms of the Confidentiality Agreement.
5.3    Privacy and Protection of Personal Information. Purchaser shall:
(c)    use and disclose the Transferred Information only for purposes relating to the Transactions and, if the Transactions are consummated, for the purposes for which the Transferred Information was collected, used and disclosed by or on behalf of the Seller before the transaction was completed;
(d)    protect the Transferred Information by security safeguards appropriate to the sensitivity of the Transferred Information;
(e)    if the Transactions are not consummated, immediately return the Transferred Information to Seller, or destroy it; and

(f)    If the Transactions are consummated, give effect to any withdrawal of consent to the collection, use or disclosure of the Transferred Information given by the relevant data subject as and to the extent required by applicable Legal Requirements.
5.4    Antitrust Compliance. The Seller and the Purchaser shall, to the extent required by any applicable Legal Requirement and, if so required, in no event later than five days following the execution and delivery of this Agreement by the parties hereto, file or cause their respective ultimate parents to file, any approvals or notifications required under the Antitrust Regulations. Any such request, notification or report form and supplemental information shall be in substantial compliance with the requirements of any such Antitrust Regulation, as applicable. The Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under any Antitrust Regulation. The Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Body, as applicable, and shall comply promptly with any such inquiry or request. The Seller and the Purchaser shall use their commercially reasonable efforts to obtain any approvals or notifications required under the Antitrust Regulations.
5.5    Investment Canada Act Notifications. Purchaser acknowledges that it is a non-Canadian within the meaning of the Investment Canada Act and, accordingly, agrees to make all notifications and filings prescribed by the Investment Canada Act in the form and manner and within the time prescribed by the Investment Canada Act as may be required. Purchaser will furnish proof of such notifications and filings to Seller forthwith upon making such notifications and filings.
5.6    No Negotiation. During the Pre‑Closing Period, none of the Seller, the Key Shareholders or any of the Representatives of the Seller, will, and each of the Seller and the Key Shareholders will cause its and its Affiliates’ Representatives not to (and will not authorize any of them to), directly or indirectly:
(a)    solicit, initiate, knowingly encourage, knowingly facilitate or induce any indication of interest, inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction (each an “Acquisition Proposal”);
(b)    participate in any discussions or negotiations or enter into any agreement with, or provide any non‑public information to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal; and
(c)    entertain or accept any Acquisition Proposal.
The Seller represents and warrants to the Purchaser that the Seller has ceased any and all activities, discussions or negotiations with any third parties conducted on or prior to the date hereof with respect to any Acquisition Proposal and, in connection therewith, the Seller will discontinue access to and disclosure of its and its Subsidiaries’ confidential information with respect to any Acquisition Proposal and shall as soon as possible request, and exercise all rights it has (or cause its Subsidiaries to exercise any rights that they have) to require, the return or destruction of all confidential information regarding the Seller and its Subsidiaries previously provided in connection therewith.

Immediately after receipt of any Acquisition Proposal, the Seller will promptly (and in any event within one Business Day after receipt) provide the Purchaser with oral and written notice that an Acquisition Proposal has been received.
5.7    Efforts to Consummate.
(a)    Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within such party’s control and to do, or cause to be done, all lawful and reasonable things within such party’s control necessary, and to execute and deliver such documents and other papers and any other agreements (including the Transactional Agreements), as may be necessary to carry out the provisions of this Agreement and the Transactional Agreements, to fulfill the conditions precedent to the obligations of the other party(ies) hereunder (and including, to the extent practicable, to obtain all Required Consents from third parties) and to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing.
(b)    Nothing in this Agreement shall be construed as an attempt or an agreement by the Seller to assign or cause the assignment of any Contract or Permit which is by Legal Requirement non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given.
5.8    Continuing Employees.
(a)    The Seller and the Purchaser will cooperate to effect an orderly transfer of the employment of all of the Seller Employees (other than the Exempt Employee) to the Purchaser. In that regard, prior to the Closing:
(i)    the Seller will give notice of the sale of the Transferred Assets and the Business contemplated hereby and notices of termination to each of the Seller Employees in a form agreed to by the Seller and the Purchaser, each acting reasonably; and
(ii)    simultaneously with the delivery of the notices by the Seller to the Seller Employees in accordance with Section 5.8(a)(i) the Purchaser or its Affiliate will give to the Seller Employees (other than the Key Employees, Exempt Employee and those non-Canadian Seller Employees whose employment will continue after the Closing as described in Section 5.10) offers of continued employment on substantially similar terms and conditions in the aggregate (excluding eligibility for or receipt of equity compensation) as in effect immediately prior to Closing, including but not limited to the following:
(1)    (A) a rate of base salary equal to or greater than that which the Seller Employee received immediately prior to Closing and (B) employee benefits (excluding eligibility for or receipt of equity compensation) that are, in the aggregate, substantially similar to those which the Seller Employee received immediately prior to Closing;
(2)    that all seniority or length of service of each Seller Employee with the Seller will be recognized for all purposes by the Purchaser or its Affiliate, including in respect of termination and severance; and
(3)    such offers of employment to be effective immediately following Closing, and will be open for acceptance by the Seller Employees for a period not less than five Business Days from the date the offers are made.

(b)    Notwithstanding Section 5.8(a)(ii), offers of employment made to Seller Employees may require such employees to execute the Purchasers standard agreement in respect of confidentiality, intellectual property and non-competition.
(c)    The Seller will be responsible for all accrued or earned and outstanding compensation owing, up to and as of the Closing Date, in respect of the Seller Employees who accept employment with the Purchaser in accordance with Section 5.8(a) (the “Continuing Employees”) including amounts arising from any Employee Benefit Plans, salary, bonuses, commissions, and all accrued or banked time, but excluding accrued vacation pay.
(d)    Provided that the Purchaser complies with its obligations to offer all of the Seller Employees (other than the Key Employees and Exempt Employee) continued employment in accordance with Section 5.8(a), the Seller will, in respect of the Seller Employees who do not accept employment with the Purchaser in accordance with Section 5.8(a) (the “Terminated Employees”) be responsible for:
(i)    paying all accrued or earned and outstanding compensation including salary, commissions, bonuses, amounts arising from any Employee Benefit Plan, all earned or accrued vacation pay, and all accrued or banked time up to and including the date of termination; and
(ii)    any severance pay or claims for severance pay or pay for damages in lieu of notice made by the Terminated Employees arising from their termination of employment with the Seller.
(e)    The Purchaser will be solely responsible and liable for any liabilities arising after the Closing in relation to the Continuing Employees as well as for all vacation pay accrued prior to Closing in respect of the Continuing Employees, as disclosed to the Purchaser on Part 2.28(a) of the Disclosure Schedule. For certainty, nothing in this Section 5.8 shall be construed so as to give rise to any obligation on the part of the Seller to contribute to any severance obligation of the Purchaser arising from its termination of Continuing Employees employment with Purchaser following the Closing and the Purchaser will indemnify, defend, save and keep harmless the Seller from and against all claims, liabilities, damages, payments, obligations, losses, costs and expenses (including reasonable attorneys’ fees) and judgments (at law or in equity) sustained or incurred by the Seller resulting from or arising out of or by virtue of any claims by the Continuing Employees in respect of severance payments arising from termination of employment of Continuing Employees employment with Purchaser following the Closing or unpaid vacation pay accrued prior to Closing as disclosed to Purchaser on Part 2.28(a) of the Disclosure Schedule.
(f)    For greater certainty, the Exempt Employee will continue to be employed by the Seller after Closing and Seller will be solely responsible for all amounts owing to such Exempt Employee both before and after the Closing.
5.9    Employment Benefits Arrangements. The Purchaser will acquire and assume the Seller’s Employee Benefit Plans listed on Schedule 5.9 as part of the Transferred Assets and Assumed Liabilities (each an “Assigned Plan”). The Seller shall cause to be assigned and transferred to the Purchaser, all of the Seller’s rights, obligations, and liabilities with respect to each Assigned Plan. The Seller and the Purchaser shall cooperate and take all reasonable actions as are necessary to give effect to the assignment and assumption of the Assigned Plans. Except with respect to any Assigned Plan a Continuing Employee participates in prior to Closing, each Continuing Employee shall cease to accrue benefits under the Employee Benefit Plans on Closing. The Seller shall be responsible for any contributions, premiums, expenses or other payments due in respect of each Assigned Plan that are incurred prior to Closing but not due as of Closing. Effective on Closing, all Continuing Employees shall continue to participate in, be covered by and accrue benefits under the Assigned Plans to the extent that the Continuing Employee participated in the Assigned Plan prior to

Closing. The Purchaser will where applicable, (i) provide credit to such employees for prior service with the Seller for purposes of eligibility to participate and vesting of benefits, (ii) use its commercially reasonable efforts to waive all limitations as to pre-existing conditions, exclusions and waiting period with respect to participation and coverage requirements applicable to the Continuing Employees under any benefits plan in which such employees are eligible to participate after the Closing, to the extent that such conditions, exclusions and waiting periods would not apply under a similar Employee Benefit Plan in which such employees participated prior to the Closing, and (iii) provide each Continuing Employees with credit for amounts paid under a corresponding Employee Benefit Plan during the same plan year for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the comparable employee benefit plan in which such Continuing Employees participate.
5.10    Non-Canadian Seller Employees. Seller and Purchaser acknowledge and agree that, except as otherwise provided in this Section 5.10 for Seller Employees employed by the US Subsidiary, each contract of employment with a Subsidiary whose stock is acquired by Purchaser and each non-Canadian Seller Employee will continue in full force and effect after the Closing Date if mandated pursuant to applicable Legal Requirements, and as described in Section 5.8 each such non-Canadian Seller Employee shall be considered a “Continuing Employee” hereunder. Prior to the Closing, Purchaser or an Affiliate shall offer all Seller Employees employed by the US Subsidiary “at-will” employment agreements, having terms consistent with Section 5.8(a)(ii), to be effective immediately following the Closing and which will supersede existing contracts of employment with the US Subsidiary and include a requirement for such Seller Employees to execute Purchaser’s standard agreement in respect of confidentiality, intellectual property and non-competition. Seller and Purchaser shall, and shall cause their respective Subsidiaries to, comply with all obligations under applicable Legal Requirements to notify or consult with non-Canadian Seller Employees (and obtain any requirement consent from any such non-Canadian Seller Employees) or employment representatives, unions or other employee representative bodies, and shall timely provide such information as is required to comply with its notification and/or consultation obligations.
5.11    No Third Party Beneficiaries. The Seller and Purchaser acknowledge and agree that all provisions contained in Sections 5.8, 5.9 and 5.10 with respect to employees are included for the sole benefit of the respective parties to this Agreement and shall not create any third-party beneficiary rights in any other Person, including any employees, former employees, any participant in any Seller Employee Benefit Plan or any beneficiary thereof, or any rights to continued employment with Seller or Purchaser, nor require Purchaser or any Purchaser Subsidiary to continue or amend any particular employee benefit plan after the Closing Date for Continuing Employees, and any such plan may be amended or terminated in accordance with its terms and applicable Legal Requirements.
5.12    Notifications. Prior to the Closing Date, the Seller shall promptly advise the Purchaser in writing of any representation or warranty made by Seller contained in this Agreement becoming untrue or inaccurate, or any failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Seller under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied. No such notification will, in any way, limit, qualify, modify or affect the validity of the representations or warranties of the Seller or the Purchaser’s remedies or the conditions to their respective obligations hereunder.
5.13    FIRPTA Certificate. On the Closing Date, the Seller shall deliver to the Purchaser a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to the Purchaser for purposes of satisfying the Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3) with respect to the acquisition of stock of any Subsidiary that is a “domestic corporation” (within the meaning of Section 7701 of the Code), validly executed by a duly authorized officer of the Seller, together with a completed notice to the Internal Revenue Service in accordance with Treasury Regulation Section 1.897-2(h).
5.14    Key Shareholder Approval.
(aa)    Prior to the Termination Date, each Key Shareholder irrevocably and unconditionally agrees that it shall at any meeting of the shareholders of Seller, however called, or in connection with any written consent of shareholders of Seller (a) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by Purchaser for written consent, if any and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Transactions, the adoption of this Agreement and the other Transactional Agreements and any other matters necessary for consummation of the Transactions and (ii) against (A) any Acquisition Transaction and (B) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transactions or any of the transactions contemplated by the Transactional Agreements (collectively, the “Covered Proposals”). Notwithstanding the foregoing, nothing in this Agreement shall require any Key Shareholder to vote or otherwise consent to any amendment to this Agreement or the taking of any action that could result in the amendment, modification or a waiver of a provision therein, in any such case, in a manner that decreases the amount or changes the form of the Purchase Price to be received by Seller pursuant to the terms of this Agreement or that otherwise materially and adversely affects Seller’s liabilities or obligations under this Agreement. Except as expressly set forth in this Section 5.14 with respect to Covered Proposals, Key Shareholders shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of Seller.
(bb)    For purposes of this Section 5.14, “vote” includes voting in person or by proxy in favor of or against any action, otherwise consenting to a resolution in writing or withholding such written consent in respect of any action (including, but not limited to, consenting to a resolution in writing in accordance with the Canada Business Corporations Act or taking other action in favor of or against any action. “Voting” shall have a correlative meaning. The irrevocable proxy delivered or caused to be delivered by each Key Shareholder pursuant to Section 5.15 shall apply to any vote (i) at any meeting of the shareholders of the Seller, and any adjustment or postponement thereof, at which the matters described above are considered, or (ii) in connection with any resolution in writing of the holders of Covered Shares.
5.15    Grant of Irrevocable Proxy; Appointment of Proxyholder.
(a)    Each Key Shareholder hereby covenants to, as promptly as practicable and in any event within 2 days of the date hereof, cause the registered shareholder(s) through which it holds its Covered Shares to grant to, and appoint, Vladimir Tucakov or, failing him, Malcolm Steenburgh, an irrevocable (until the termination date) proxy and attorney in fact (with full power of substitution) directing the proxyholder to vote the Key Shareholder’s Covered Shares as indicated in section 5.14 with respect to Covered Proposals. Each Key Shareholder will take, and cause to be taken, such further action or execute, and cause to be executed, such other instruments as may be necessary to effectuate the intent of such proxy and revoking any proxy previously granted by the registered holder of such Key Shareholder’s Covered Shares with respect to such Covered Shares.
(b)    The proxy granted in accordance with this Section 5.15 shall automatically expire upon the termination of this Agreement.
5.16    Transfer Restrictions.

(a)    Prior to the Termination Date, and except as contemplated hereby, each Key Shareholder shall not (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), gift, transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney or attorney in fact, deposit any Covered Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to any Covered Shares, (iv) knowingly take any action that would make any representation or warranty of such Key Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Key Shareholder from performing its obligations under this Agreement, in each case other than Permitted Transfers (as defined below) or (v) permit any of the foregoing. Any Transfer in violation of this provision shall be void.
(b)    Each Key Shareholder shall not, and hereby agrees not to:
(i)    exercise any Dissent Rights and to the extent permitted by applicable Legal Requirements, waives any Dissent Rights that the Key Shareholder may have in respect of the Transactions contemplated by this Agreement and the other Transactional Agreements or any shareholder resolution relating thereto; or
(ii)    commence or participate in, and shall, and hereby agrees to, take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Purchaser or any of its subsidiaries (or any of their respective successors) relating to the negotiation, execution and delivery of this Agreement or the other Transactional Agreements or the consummation of the Transactions contemplated thereby.
(c)    Prior to the Termination Date, in the event that a Key Shareholder acquires ownership of, or the power to vote or direct the voting of, any additional shares or other voting interests with respect to Seller, such shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of shares held by such Key Shareholder set forth on Part 2.2 of the Disclosure Schedule solely for purposes of Section 5.14, Section 5.15 and this Section 5.16, will be deemed amended accordingly and such shares or voting interests shall automatically become subject to the terms of this Agreement. Each Key Shareholder shall promptly notify Purchaser and Seller of any such event.
(d)    “Dissent Rights” means any rights of dissent in favour of any shareholder or other securityholder of the Seller pursuant to the Canada Business Corporations Act, as amended from time to time.
(e)    “Permitted Transfers” shall mean any Transfer of securities (including any contract, option, agreement or other arrangement or understanding with respect thereto) (i) made as a bona fide gift to a charitable entity, (vi) to any adult family member or trust for the benefit of any family member, (vii) to any shareholder, member or partner of any Key Shareholder which is an entity, (viii) to any Affiliate of such Key Shareholder, (ix) to any person or entity if and to the extent required by any non-consensual court or other legal order or by will, intestacy or other similar Legal Requirement, or (x) any other person or entity who agrees to be bound by the terms of this Agreement, so long as the assignee or transferee pursuant to any such Transfer described in this paragraph agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement.

5.17    Guaranty. Parent hereby unconditionally, absolutely and irrevocably guarantees the obligations of Purchaser to pay the Purchase Price payable in accordance with the terms of this Agreement.
5.18    Incorporated Open Source. Prior to the Closing Date, Seller shall take such actions (including providing such access and information) as may be reasonably requested by Parent (including making the source code for Seller software available for a Black Duck or similar scan) (i) to verify all Incorporated Open Source, the nature of Seller’s implementation of the Incorporated Open Source, and Seller’s compliance with the applicable Open Source Software licenses, for which Parent will reimburse, Seller’s reasonable, documented out-of-pocket expenses, and (ii) to remediate any non-compliance with applicable Open Source Licenses in a manner reasonably acceptable to Parent.

6.	CLOSING CONDITIONS
6.1    Conditions Precedent to the Obligations of Each Party to Complete the Transactions. Each party’s obligations to consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
(a)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other material legal restraint or prohibition issued or promulgated by a Governmental Body preventing the consummation of the Transactions shall be in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal; and the required approval of the shareholders of Seller of the Transactions pursuant to section 189(3) of the Canada Business Corporations Act shall have been obtained, which approval shall not have been modified or revoked.
6.2    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
(g)
(i)    the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects (except for any portion of those representations and warranties that are qualified by materiality, Seller Material Adverse Effect or any similar standard or qualification, which portion shall be true and correct in all respects) on and as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date);
(ii)    the representations and warranties of the Key Shareholders contained in this Agreement shall be true and correct on and as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date) except as would not materially adversely affect the Key Shareholder’s or the Seller’s ability to consummate the Transactions;
(h)    the Seller and the Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement and the other Transactional Agreements to which each is a party on or prior to the Closing Date;
(i)    no Seller Material Adverse Effect shall have occurred prior to the Closing Date;

(j)    Purchaser shall have received a certificate executed by the Chief Executive Officer of the Seller, dated as of the Closing Date, containing the representation and warranty of the Seller that the closing conditions specified in Sections 6.2(a)(i), (b) and (c) have been satisfied (the “Seller Certificate”);
(k)    the Seller shall have executed and delivered to Purchaser
(i)    a Bill of Sale and Assignment Agreement, in substantially the form of Exhibit E; and
(ii)    a Patent Assignment, Trademark Assignment and other Intellectual Property Assignments required by Purchaser, each in forms reasonably acceptable to Purchaser;
(l)    the Seller and the Subsidiaries shall have executed and delivered to Purchaser the Subsidiary Purchase Agreements;
(m)    the Seller shall have delivered to the Purchaser the GST Election;
(n)    the Seller shall have delivered evidence satisfactory to the Purchaser of the consents set forth on Schedule 6.2(h) (or for any consent that is not obtained, a duly executed replacement agreement that is reasonably satisfactory in form and substance to Purchaser) and the delivery of the notices set forth on Schedule 6.2(h) (the “Specified Consents”);
(o)    the Key Employees and not less than 90% of Seller Employees other than the Exempt Employee shall have accepted and not rescinded offers of employment with Purchaser or one of its Subsidiaries; and
(p)    the Seller shall have delivered a purchase certificate from the applicable provincial workers compensation authorities, or evidence that no registration with such authorities is required by the Seller and the Subsidiaries;
(q)    Purchaser shall not have received a notice under subsection 25.2(1) of the Investment Canada Act and no order shall have been made under subsection 25.3(1) of the Investment Canada Act in relation to the transactions contemplated by this Agreement.
(r)    the Seller shall have delivered to the Purchaser or FLIR Systems Japan KK, in form reasonably satisfactory to the Purchaser:
(i)    the share certificates of the Point Grey Japan Subsidiary, representing all of its outstanding shares;
(ii)    a copy of the Articles of Incorporation of the Point Grey Japan Subsidiary, including all of its amendments, if any; and
(iii)    A copy of the shareholder register of Point Grey Japan Subsidiary.
(s)    the Seller shall have delivered evidence reasonably satisfactory to the Purchaser of:
(i)    the prepayment in full, and termination of and the release of all Encumbrances relating to, the Credit Agreement between the Seller and the Canadian Imperial Bank of Commerce dated December 8, 2008, as amended;

(ii)    termination of, and the release of the Seller from all obligations pursuant to, the Guarantee of Seller to the Canadian Imperial Bank of Commerce for the payment of all debts owed by PGR Holdings Inc. dated September 9, 2015;
(iii)    termination of, and the release of the Seller from all obligations pursuant to, the Guarantee of Seller to the Canadian Imperial Bank of Commerce for the payment of all debts owed by PGR Holdings 2.0 Inc. dated September 9, 2015;
(iv)    the termination of, and the release of all Encumbrances relating to, the Security Agreement between the Seller and the Canadian Imperial Bank of Commerce dated March 31, 2008;
(v)     an amendment and restatement of the Credit Agreement between PGR Holdings Inc. and the Canadian Imperial Bank of Commerce dated June 1, 2012, as amended, acknowledging the release and discharge of the Seller of any obligation thereunder;
(vi)    an amendment and restatement of the Credit Agreement between PGR Holdings 2.0 Inc. and the Canadian Imperial Bank of Commerce dated September 3, 2015, as amended, acknowledging the release and discharge of the Seller of any obligation thereunder;
(vii)    the termination, release and discharge of the Encumbrances on Registered IP set forth on Part 2.6 of the Disclosure Schedule; and
(viii)    the termination, release and discharge of any other Encumbrances on or affecting the Transferred Assets other than Permitted Encumbrances.
(t)    The applicable Governmental Body shall have filed the PRC Equity Transfer Agreement, the transfer of the PRC Equity Interest and the amendment to the articles of association of the Point Grey PRC Subsidiary as required by the applicable laws and regulations in the PRC then in effect.
(u)    The Seller shall, and shall cause the Point Grey PRC Subsidiary to, have duly prepared, collected and signed all the application documents to be submitted to the State Administration for Industry and Commerce of the PRC or its authorized local counterpart which originally registered the establishment of the Point Grey PRC Subsidiary for the registration of (i) the transfer of the PRC Equity Interest, (ii) the amendment to articles of association of the Point Grey PRC Subsidiary, (iii) the Purchaser being the sole equity-holder of the Point Grey PRC Subsidiary upon the transfer; (iv) the new legal representative of the Point Grey PRC Subsidiary appointed by the Purchaser; (v) new director(s), manager(s) and supervisor(s) of the Point Grey PRC Subsidiary appointed by the Purchaser; and (vi) the authorized signatory of the Purchaser appointed by the Purchaser, each of the foregoing documents in form and substance reasonably satisfactory to the Purchaser.
(v)    This Agreement, the Subsidiary Purchase Agreements and the Transactions shall have been duly and validly approved by the requisite vote or approval of the directors and shareholders of the Seller and the Subsidiaries of the Seller.
(w)    Seller shall have delivered a written resignation from each of the directors and officers of each of the Subsidiaries of Seller effective as of the Closing.
(x)    Seller shall have delivered a certificate of good standing from the applicable Governmental Body in the jurisdiction of formation of each of the Subsidiaries of Seller (if there is such a

Governmental Body that provides such certificates), each of which is to be dated within a reasonable period prior to Closing.
6.3    Conditions to Obligations of the Seller. The obligation of Seller to consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
(a)    the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (except for any portion of those representations and warranties that are qualified by materiality, Purchaser Material Adverse Effect or any similar standard or qualification, which portion shall be true and correct in all respects) on and as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date);
(b)    Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement and the other Transactional Agreements to which it is a party on or prior to the Closing Date;
(c)    Seller shall have received a certificate executed by an officer of the Purchaser, dated as of the Closing Date, containing the representation and warranty of the Purchaser that the closing conditions specified in Sections 5.3(a) and (b) have been satisfied;
(d)    the Purchaser shall have delivered to the Seller the GST Election;
(e)    for purposes of claiming an exemption from paying PST at the Closing on the purchase of Inventory, the Purchaser shall have provided its PST Vendor number to the Seller, or Purchaser shall have executed and delivered to the Seller a completed form FIN 490;
(f)    if the Purchaser will be claiming an exemption from paying PST at the Closing on the purchase of production machinery and equipment, then the Purchaser shall have executed and delivered to the Seller a completed form FIN 492; and
(g)    the Purchaser shall have executed, or caused an Affiliate of Purchaser to execute, and delivered to Seller:
(i)    the Assumption Agreement;
(ii)    the Bill of Sale and Assignment Agreement;
(iii)    Patent Assignment, Trademark Assignment and other Intellectual Property Assignments required by Purchaser, each in forms reasonably acceptable to Purchaser; and
(iv)    the Subsidiary Purchase Agreements.

7.	CERTAIN POST-CLOSING AND OTHER COVENANTS.
7.1    Tax Elections. The Seller and the Purchaser, as applicable, shall file the GST Election, the Section 22 Election and the Section 20(24) Election within the time prescribed by the ETA and Tax Act, as applicable.

7.2    Publicity. Except as required by applicable Legal Requirements, no news release or other public announcement concerning the Transactions shall be issued by or on behalf of the Seller without the consent of the Purchaser, except: (a) for the avoidance of doubt, the Seller may make such disclosure to its employees (in substantial compliance with guidelines provided Purchaser) and equityholders; and (b) as required by applicable Legal Requirements, provided the Seller shall allow Purchaser reasonable time to comment on such release or announcement in advance of such issuance. Except as otherwise required by applicable Legal Requirements or court process or as may be reasonably required to file such party’s Tax Returns, each party shall keep confidential this Agreement and the terms of the Transactions.
7.3    Non-Solicitation; Non-Compete.
(a)    Beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “No Solicit Period”), Seller shall not, directly or indirectly, without the prior written consent of Purchaser, (i) hire any Key Employee or (ii) encourage, induce, attempt to induce, recruit, solicit, attempt to solicit (on Sellers’ own behalf or on behalf of any other Person), or take any other action that is intended to induce or encourage any Continuing Employee to terminate such employee’s employment with Purchaser or a Subsidiary of Purchaser. Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward the Continuing Employees shall not be deemed to be a breach of Section 7.3(a)(ii). The foregoing provisions shall not apply to any Continuing Employee whose employment is terminated by Purchaser or any Subsidiary of Purchaser.
(b)    During the No Solicit Period, Seller shall not, either directly or indirectly, (i) engage in the business of the Specified Business or (ii) sell or offer for sale a product or service that competes with the Transferred Assets. The Seller agrees that this covenant is necessary to protect the value of Purchaser’s investment in the Transferred Assets.
(c)    During the No Solicit Period, Seller shall not directly or indirectly, (i) aid or induce any customer, vendor, supplier, independent contractor or other business contact of the Seller or any Subsidiary to terminate a Transferred Contract or reduce the amount of business done relating to the Transferred Contract, or (ii) solicit or accept any work that is in competition with the Specified Business from any current customer under a Transferred Contract.
(d)    If, in any judicial proceeding, a court refuses to enforce any of such separate covenants of Section 7.3 (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.
(e)    The Purchaser hereby agrees to duly and timely make any joint election or elections under the provisions of section 56.4 of the Tax Act, and in such form, as the Seller may reasonably request in respect of the restrictive covenants granted under to the Purchaser under this Agreement, provided that such elections are not materially prejudicial to the Purchaser and further provided that the Purchaser shall not be responsible for the filing of any such elections. The Seller shall confirm to the Purchaser within 10 days of the filing of any such election that the election has been filed, and shall provide the Purchaser with a copy of the election as filed with the applicable Governmental Body.
7.4    Name Change. On or immediately following the Closing Date, the Seller will take any and all action required to amend the Seller’s Articles of Incorporation, and all other actions necessary to change its name to one sufficiently dissimilar to the Seller’s present name, in the Purchaser’s judgment, acting reasonably, to avoid confusion.

7.5    Tax Cooperation. (i) Purchaser and Seller shall cooperate, as and to the extent reasonably requested by the other party at the requesting party’s expense, in connection with the preparation, execution and filing of Tax Returns of or with respect to the Transferred Assets or the Subsidiaries and Tax Returns of Seller after the Closing, and any audit, examination, inquiry, action, claim, arbitration, mediation or other proceeding with respect to Taxes reflected or required to be reflected on such Tax Returns (each a “Tax Claim”); and (ii) with respect to any Tax Returns of Seller to be filed after the Closing, Purchaser and Seller shall cooperate in good faith to determine the extent of any assistance of Purchaser required (as a result of the Transactions) for Seller to complete such Tax Returns, and Purchaser and Seller shall discuss in good faith the manner, terms and limitations applicable to such assistance (which must be acceptable to Purchaser in its sole discretion, exercised in good faith). Such cooperation shall include retaining and providing access to all books and records and information reasonably relevant to any such Tax Return or Tax Claim until the expiration of the applicable statute of limitations.
7.6    Clearance Certificates. The Seller shall provide to the Purchaser on the Closing Date, or as soon as is reasonably possible thereafter, a duplicate copy of a certificate (a “Clearance Certificate”) issued pursuant to Section 187 of the Provincial Sales Tax Act (British Columbia) or similar legislation in those jurisdictions in which the Transferred Assets are located. Notwithstanding anything to the contrary in this Agreement, until such time as the appropriate Clearance Certificate(s) have been provided to the Purchaser, the Seller agrees to indemnify and hold harmless the Indemnified Parties (as defined hereafter) for any provincial sales tax, penalties and interest payable or assessed against the Purchaser directly or indirectly, by reason of, or in the event of, any failure to provide a Clearance Certificate.
7.7    Post-Closing Operations of the Seller. The Seller will maintain its corporate existence following the Closing Date for a period sufficient to perform the Purchaser’s covenants under the Transactional Agreements and any Contract set forth on Schedule 1.2 and any Non-Assignable Right, during which time it will provide Purchaser with contact information and monitor correspondence to the Seller using such contact information.
7.8    Distribution of Holdback Amount. If the Seller dissolves prior to the distribution of the Holdback Amount, Seller shall appoint a paying agent responsible for the distribution of the Holdback Amount to the former securityholders of Seller and notify the Purchaser in writing of such appointment.
7.9    Purchaser Assistance. After the date hereof, the Purchaser and the Seller shall consider in good faith any reasonable requests by the Seller for assistance in the wind-down of its operations, other than in respect of Seller’s Tax Returns as governed by Section 7.5, and discuss in good faith the manner, terms and limitations applicable to such assistance (which must be acceptable to the Purchaser in its sole discretion).
7.10    Insurance Policies. At or before Closing, the Purchaser shall bind the R&W Insurance Policy.
7.11    Bulk Sales Compliance. The parties hereto hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Purchaser.
7.12    Dissolution of the Seller. If the Seller dissolves or otherwise ceases to exist, the Key Shareholders shall appoint a representative to receive notices on their behalf and notify the Purchaser in writing of the same, which notice shall contain the address to which notices may be addressed to such representative.

8.	TERMINATION OF AGREEMENT.

8.1    Termination Events. At any time prior to the Closing, this Agreement may be terminated and the Transactions may be abandoned by authorized action taken by the terminating party:
(a)    by mutual written consent by the Seller and Purchaser;
(b)    by either Seller or the Purchaser, if the Closing shall not have occurred on or before December 29, 2016 or such other date that Seller and the Purchaser may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 8.1 shall not be available to any party whose breach (or whose Affiliate’s breach) of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;
(c)    by either Seller or the Purchaser, if any permanent injunction or other order of a Governmental Body of competent authority preventing the consummation of the Transactions shall have become final and nonappealable or any U.S. federal or state law has been enacted that would make the consummation of the Transactions to occur on the Closing Date illegal;
(d)    by Purchaser, if the Seller shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 30 days after receipt by the Seller from Purchaser of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied; or
(e)    by the Seller, if Purchaser shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 30 days after receipt by Purchaser from the Seller of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied.

8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Seller or their respective Representatives; provided, however, that (a) the provisions of Section 7.2 (Publicity), this Section 8.2 and Section 9.10 (Miscellaneous Provisions) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party’s representations, warranties, covenants or agreements contained herein prior to any such termination.

9.	INDEMNIFICATION AND SURVIVAL.
9.1    Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive as follows:
(f)    the representations and warranties of the Seller contained in Section 2.1 (Due Organization; Subsidiaries), Section 2.4 (Title to Transferred Assets; Sufficiency), Section 2.8 (Tax Matters), Section 2.6 (Intellectual Property), Section 2.14 (Authority; Binding Nature of Agreements) and Section 2.29 (Brokers) of this Agreement shall survive the Closing until the sixth anniversary thereof; and
(g)    all other representations and warranties of the Seller contained in this Agreement shall survive the Closing until the thirty-six (36) month anniversary of the Closing Date and shall expire thereafter;
(h)    all other representations and warranties of the parties contained in this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date and shall expire thereafter;
provided, however, that such representations or warranties shall survive beyond such applicable period specified in (a) or (b) above with respect to (but only with respect to) any breach of or inaccuracy therein that is the subject of an indemnification claim made within such period in accordance 9.5(a) or 9.5(b), as applicable. The covenants and agreements of the parties contained in this Agreement shall survive indefinitely unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term; provided, however, that such covenant or agreement shall survive beyond such specified term with respect to (but only with respect to) any breach thereof or failure to perform the same that is the subject of an indemnification claim made within such specified term in accordance with 9.5(a) or 9.5(b), as applicable.
9.2    Indemnification by the Seller. Subject to the other provisions of this Section 9, from and after the Closing, the Seller shall indemnify, hold harmless and reimburse the Purchaser, its Affiliates (including Parent), including the Subsidiaries, and their respective managers, directors, officers, employees, agents, successors and assigns (the “Indemnified Parties”) from and against any and all Losses which any Indemnified Parties may suffer, sustain or incur arising out of or resulting from, whether or not in connection with a Third Party Claim:
(d)    any breach of or inaccuracy in any warranty or representation of the Seller contained in Section 2 or Section 5.6 of this Agreement, the Subsidiary Purchase Agreements or the Seller Certificate;
(e)    any breach by the Seller or any Subsidiary of, or failure by the Seller or any Subsidiary to perform, any of its covenants or other agreements set forth in any Transactional Agreement;
(f)    the amount of any Final Working Capital shortfall due to the Purchaser pursuant to Section 1.10(b);
(g)    any non-compliance by the Seller or any Subsidiary with the provisions of any bulk sales legislation in any jurisdiction where any of the Transferred Assets are located;
(h)    any of the Excluded Liabilities; and
(i)    any Pre-Closing Taxes.
For the avoidance of doubt, any actual or constructive knowledge on the part of Purchaser of any breach of any of the representations, warranties, covenants or other obligations by the Sellers, any Subsidiary or any Key Shareholder shall in no way impact the indemnification obligations set forth in this Section 9.2. Nothing in this section or elsewhere in this agreement will operate to limit the liability of any person who commits or participates in fraud.
9.3    Indemnification by the Key Shareholders. Subject to the other provisions of this Section 9, from and after the Closing:

(c)    solely to the extent the Seller fails to fully satisfy its applicable indemnification obligations under Section 9.2, each Key Shareholder shall promptly indemnify, hold harmless and reimburse the Indemnified Parties from and against and in respect of his respective pro-rata portion (such pro-rata portion to be calculated based on that Key Shareholder’s respective shareholdings of Seller as of the date of this Agreement, as set out in Schedule A), and for greater certainty not on a joint or a joint and several basis, all Losses which any Indemnified Parties may suffer, sustain or incur arising out of:
(iii)    any breach by the Seller or any Subsidiary of, or failure by the Seller or any Subsidiary to perform, any of its covenants set forth in any Transactional Agreement;
(iv)    any Pre-Closing Taxes; and
(v)    any of the Excluded Liabilities.
(d)    each Key Shareholder shall promptly indemnify, hold harmless and reimburse the Indemnified Parties from and against and in respect of any and all Losses which any Indemnified Parties may suffer, sustain or incur arising out of:
(v)    any breach by such Key Shareholder of or inaccuracy in any warranty or representation of such Key Shareholder contained in Section 3 of this Agreement; and
(vi)    any breach by such Key Shareholder of, or failure by such Key Shareholder to perform, any covenants of such Key Shareholder set forth in any Transactional Agreement.
9.4    Limitations on Indemnification.
(g)    Notwithstanding anything to the contrary contained in this Agreement, an Indemnified Party may not recover a Loss as a result of a claim pursuant to Section 9.2 or Section 9.3:
(i)    unless the Indemnified Party has given the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim prior to the date on which the applicable representation, warranty, covenant or agreement ceases to survive pursuant to Section 9.1;
(ii)    to the extent such Loss was taken into account as a Working Capital Liability in calculating the Final Working Capital; or
(iii)    to the extent such Loss consists of incidental, consequential, special or punitive damages, except to the extent such damages are awarded to a third party in a Third Party Claim.
(h)    Notwithstanding anything to the contrary contained in this Agreement, the indemnity obligations of the Seller under this Section 9 shall be further limited as set forth in this Section 9.4(b):
(i)    the Seller shall (A) only have indemnity obligations for 50% of all Losses under Section 9.2(a), and (B) have no further indemnity obligations for Losses under Section 9.2(a) once the aggregate amount of all Losses paid by the Seller under Section 9.2(a) equals or exceeds the Holdback Amount;

(ii)    once the amount of Losses paid by the Seller pursuant to Section 9.2 equals or exceeds the Holdback Amount, the Purchaser’s sole recourse for Losses pursuant to Section 9.2(a) shall be the R&W Insurance Policy;
(iii)    Seller shall have no liability for indemnity obligations for Losses under Section 9.2(a) after the release of the Holdback Amount in accordance with Section 9.6; and
(iv)    the aggregate amount of Losses in respect of which Seller shall be liable shall not exceed the Purchase Price.
(i)    Notwithstanding anything to the contrary set forth in this Agreement, the indemnity obligations of the Key Shareholders under this Section 9 shall be further limited as set forth in this Section 9.4(c):
(i)    no Key Shareholder will be liable for any Losses related to (A) any Losses under Section 9.2(a), (B) breaches by any other Key Shareholder of any of such Key Shareholder’s representations or warranties or any agreement, covenant or other obligation of such other Key Shareholder under this Agreement, or (C) fraud committed by any other Key Shareholder; and
(ii)    the aggregate amount of Losses in respect of which each Key Shareholder shall be liable hereunder shall not exceed the proceeds to such Key Shareholder pursuant to this Agreement and such Key Shareholder’s pro rata interest to the proceeds to the Seller from the Transactions as set forth in Part 2.2 of the Disclosure Schedule (the “Shareholder Cap”); provided, however, that the Shareholder Cap shall not apply to a Key Shareholder for claims with respect to fraud committed by such Key Shareholder or by the Seller or any Subsidiary thereof of which such Key Shareholder had actual knowledge.
(j)    Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement, including the limitations set forth in Section 9.1 and this Section 9.4, shall limit the liability of any Person in respect of Losses arising out of the fraud of such Person.
(k)    Notwithstanding any provision of this Agreement to the contrary, all references in this Agreement and the Exhibits and Schedules hereto to “material,” “material respects” and “Seller Material Adverse Effect” (and similar materiality qualifications) shall be disregarded solely for purposes of determining the amount of any Loss that is the subject of indemnification hereunder.
9.5    Claims for Indemnification. All claims for indemnification by any Indemnified Party shall be asserted and resolved as set forth in this Section 9.5:
(a)    Third Party Claims. If the Purchaser becomes aware of a third party claim (a “Third Party Claim”) that the Purchaser reasonably believes may result in a demand for indemnification pursuant to this Section 9, the Purchaser shall notify the Seller or, if the Seller no longer exists, the representative appointed pursuant to Section 7.12, in writing of such claim describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include (if then known) the amount or method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based. If the Third Party Claim may result in a claim against the Seller or the Key Shareholders, the Seller or the Key Shareholders shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim; provided, however, that the Seller and the Key Shareholders agree and consent, as a condition of such entitlement of participation, that the Purchaser’s legal counsel in the Third Party Claim shall not be precluded from representing the Purchaser as against the Seller or Key Shareholders if the Seller or Key Shareholders disputes the fact or amount of Purchaser’s claim of a Loss related to such matter. The Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim (other than claims related to Excluded Liabilities or Pre-Closing Taxes, which shall only be settled with the written consent of Seller or Key Shareholders, as applicable, not to be unreasonably withheld, conditioned or delayed); provided, that, if any claim is settled without the consent of the Seller or Key Shareholders, as applicable, such settlement shall not be dispositive of the existence of an indemnifiable claim or the amount of Losses. If the Seller or Key Shareholders have consented to any such settlement, the Seller or Key Shareholders, as applicable, shall have no power or authority to object to the amount of any Third Party Claim by the Purchaser.
(b)    Direct Claims. In the event any Indemnified Party discovers any matter that it has determined has given our could reasonably be expected to give rise to a claim under Section 9.2 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver an Indemnity Notice to the Indemnifying Party after the Indemnified Party has made such determination describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include (if then known) the amount or method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based. The Indemnifying Party shall not be relieved of its obligations to indemnify the Indemnified Party with respect to such claim if the Indemnified Party fails to timely deliver the Indemnity Notice, except if and only to the extent the Indemnifying Party is actually prejudiced thereby. Following receipt of an Indemnity Notice, the Indemnifying Party shall have thirty (30) days from the date it receives such Indemnity Notice (the “Dispute Period”) to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For purposes of such investigation, the Indemnified Party shall make available to the Indemnifying Party all the material information related to such claim relied upon by, or in the possession or control of, the Indemnified Party to substantiate such claim, to the extent such information is not subject to the attorney-client privilege or confidentiality obligations to a third party. If the Indemnifying Party disagrees with the validity or amount of all or a portion of such claim made by the Indemnified Party, the Indemnifying Party shall deliver to the Indemnified Party written notice thereof (the “Dispute Notice”) prior to the expiration of the Dispute Period. If no Dispute Notice is received by the Indemnified Party within the Dispute Period or if the Indemnifying Party provides notice that it does not have a dispute with respect to such claim, such claim will be deemed approved and consented to by the Indemnifying Party (such claim being referred to herein as an “Approved Indemnification Claim”). If a Dispute Notice is received by the Indemnified Party within the Dispute Period and the Indemnified Party and the Indemnifying Party do not agree to the validity and/or amount of such disputed claim, no payment on the disputed portion of the claim will be made to the Indemnified Party until such dispute is resolved, whether by adjudication of such matter, agreement between the Indemnified Party and the Indemnifying Party or otherwise.
(c)    Final Determination. After any final and non-appealable decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction, or a settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, with respect to an indemnification claim, or an indemnification claim becomes an Approved Indemnification Claim (any of the foregoing events, a “Final Determination”), then if Seller or a Key Shareholder is the Indemnifying Party, the Holdback Amount shall be reduced by the amount so determined; provided that if a Key Shareholder is the Indemnifying Party, the Holdback Amount shall not be reduced in excess of such Key Shareholder’s Shareholder Cap.
(d)    R&W Insurance Policy Claims. Notwithstanding anything in this Section 9.5 to the contrary, if the Purchaser makes an indemnification claim pursuant to this Section 9.5 claiming Losses under Section 9.2(a), a final and non-appealable determination by Ambridge Partners with respect to such claim, shall be deemed to be a Final Determination with respect thereto.

9.6    Distribution of Holdback Amount. Upon the 12 month anniversary of the Closing Date (the “Holdback Termination Date”), the unused portion of the Holdback Amount (the “Holdback Release Amount”) shall promptly (but in any event, within five (5) Business Days) be delivered to the Seller (or if Seller has been dissolved to the representative appointed pursuant to Section 7.8); provided, however, that the Holdback Release Amount shall not include the amount of any unsatisfied claims for Losses made on or prior to the Holdback Termination Date and in accordance with the provisions of this Section 9. As soon as any such claim has been resolved, the Purchaser shall immediately deliver the applicable portion of the Holdback Release Amount not required to satisfy the remaining claims to the Seller. Without limiting the generality of Section 9.9, the Holdback Release Amount when ultimately determined shall be added to the Purchase Price.
9.7    Insurance Offset. If any Losses sustained by an Indemnified Party are covered by the R&W Insurance Policy or otherwise under an insurance policy or an indemnification, contribution or reimbursement obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or reimbursement payments. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or reimbursement payments prior to being indemnified, held harmless and reimbursed under Section 9.2 with respect to such Losses, the payment by an Indemnifying Party under this Section 9 with respect to such Losses shall be reduced by the net amount of such insurance proceeds or indemnity, contribution or similar payments to the extent related to such Losses, less any costs of collection (including reasonable attorney’s fees and other expenses incurred in connection with such recovery) and, in the case of insurance proceeds, any increase in insurance premiums resulting from the payment of such insurance proceeds. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or reimbursement payments after being indemnified and held harmless by an Indemnifying Party with respect to such Losses, the Indemnified Party shall pay to the Indemnifying Party the net amount of such insurance proceeds or indemnity, contribution or similar payment to the extent related to such Losses, less any costs of collection (including reasonable attorney’s fees and other expenses incurred in connection with such recovery) and, in the case of insurance proceeds, any increase in insurance premiums resulting from the payment of such insurance proceeds. If any Indemnified Party receives payment under this Section 9 on account of a claim that an Indemnifying Party believes in good faith is covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), that Indemnified Party (i) may, in its sole and absolute discretion, on written request of the Indemnifying Party assign, to the extent assignable, its rights under such insurance policy or indemnification, contribution or reimbursement obligation with respect to such claim to the Indemnifying Party and, if it elects to assign such rights, (ii) shall be relieved of any further obligation to pursue collection of such insurance or indemnification, contribution or similar obligation (except that, if requested to do so by the Indemnifying Party, the Indemnified Party shall use commercially reasonable efforts to cooperate with the Indemnifying Party at the Indemnifying Party’s sole expense, to collect any such insurance or indemnification, contribution or reimbursement obligation).
9.8    Exclusivity. After the Closing, the indemnities set forth in this Section 9 shall be the sole and exclusive remedy of the Indemnified Parties with respect to this Agreement and the transactions contemplated hereby, except (a) subject to the provisions set forth in Section 9.4(c) and (d)), in the case of fraud by Seller, any Subsidiary or any of the Key Shareholders under this Agreement or any Transactional Agreement, (b) as provided in Section 10.9 (Remedies Cumulative; Specific Performance) and Section 7.6 (Clearance Certificates), (c) for enforcement of Section 7.3 (Non-Solicitation; Non-Compete), Section 7.4 (Name Change) and Section 7.7 (Post-Closing Operations of the Seller) and (d) for the right to specific performance or other similar non-monetary equitable remedies with respect to the covenants and obligations contained in, and any other remedies available to the parties under, the other Transactional Agreements and any other written and signed agreements entered into in connection with the Transactions. The parties shall not be entitled to a rescission of this Agreement after the Closing.
9.9    Treatment of Indemnification Payments. To the extent permitted by Legal Requirements, any amounts payable pursuant to this Section 9 shall be considered adjustments to the Purchase Price for all income Tax purposes.
9.10    Indemnification by Purchaser. From and after the Closing, Purchaser shall hold harmless and indemnify Seller and each of its Representatives (the “Seller Indemnitees”) from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Losses that the Seller Indemnitees may suffer, sustain or incur arising out of or resulting from (regardless of whether or not such Losses relate to any third-party claim):
(a)    any inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement;
(b)    any breach of any covenant or obligation of Purchaser contained in this Agreement; and
(c)    any failure of Purchaser to discharge the Assumed Liabilities when due and payable.
9.11    Claims for Indemnification by Seller. All claims for indemnification by any Seller Indemnitee shall be asserted and resolved as set forth in this Section 9.11:
(a)    Third Party Claims. If any Seller Indemnitee becomes aware of a third party claim (a “Seller Third Party Claim”) that the Seller Indemnitee reasonably believes may result in a demand for indemnification pursuant to this Section 9, Seller Indemnitee shall notify the Purchaser in writing describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include (if then known) the amount or method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based. If the Seller Third Party Claim may result in a claim against the Purchaser, Purchaser shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Seller Third Party Claim; provided, however, that the Purchaser agree and consent, as a condition of such entitlement of participation, that the Seller Indemnitee’s legal counsel in the Seller Third Party Claim shall not be precluded from representing the Seller Indemnitee as against the Purchaser if the Purchaser disputes the fact or amount of Seller Indemnitee’s claim of a Loss related to such matter. Seller shall have the right in its sole discretion to conduct the defense of any such claim. Seller shall have the right to settle any such claim (other than claims related to Assumed Liabilities, which shall only be settled with the written consent of the Purchaser, not to be unreasonably withheld, conditioned or delayed) provided, that, if any claim is settled without the consent of the Purchaser, such settlement shall not be dispositive of the existence of an indemnifiable claim or the amount of Losses. If the Purchaser has consented to any such settlement, the Purchaser shall have no power or authority to object to the amount of any Seller Third Party Claim by the Seller.
(b)    Direct Claims. In the event any Seller Indemnitee discovers any matter that it has determined has given our could reasonably be expected to give rise to a claim under Section 9.10 against Purchaser that does not involve a Seller Third Party Claim, the Seller Indemnitee shall promptly deliver an Indemnity Notice to the Purchaser after the Seller Indemnitee has made such determination describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include (if then known) the amount or method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based. Seller shall not be relieved of its obligations to indemnify the Seller Indemnitees with respect to such claim if the Seller fails to timely deliver the Indemnity Notice, except if and only to the extent the Seller is actually prejudiced thereby. Following receipt of an Indemnity Notice, the Seller shall have thirty (30) days from the date it receives such Indemnity Notice (the “Seller Dispute Period”) to make such investigation of the claim as the Purchaser deems necessary or desirable. For purposes of such investigation, the Seller Indemnitees shall make available to the Purchaser all the material information related to such claim relied upon by, or in the possession or control of, the Purchaser to substantiate such claim, to the extent such information is not subject to the attorney-client privilege or confidentiality obligations to a third party. If the Purchaser disagrees with the validity or amount of all or a portion of such claim made by the Seller Indemnitee, the Purchaser shall deliver to the Seller Indemnitee written notice thereof (the “Seller Dispute Notice”) prior to the expiration of the Seller Dispute Period. If no Seller Dispute Notice is received by the Seller Indemnitee within the Seller Dispute Period or if the Purchaser provides notice that it does not have a dispute with respect to such claim, such claim will be deemed approved and consented to by the Purchaser. If a Seller Dispute Notice is received by the Seller Indemnitees within the Seller Dispute Period and the Seller Indemnitee and the Purchaser do not agree to the validity and/or amount of such disputed claim, no payment on the disputed portion of the claim will be made to the Seller Indemnitee until such dispute is resolved, whether by adjudication of such matter, agreement between the Seller Indemnitee and the Purchaser or otherwise.
9.12    Limitations on Indemnification.
(a)    Notwithstanding anything to the contrary contained in this Agreement, a Seller Indemnitee may not recover a Loss as a result of a claim pursuant to Section 9.10:
(i)    unless the Seller Indemnitee has given the Purchaser notice with respect to such claim prior to the date on which the applicable representation, warranty, covenant or agreement ceases to survive pursuant to Section 9.1;
(ii)    to the extent such Loss consists of incidental, consequential, special or punitive damages, except to the extent such damages are awarded to a third party in a third party claim.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the indemnity obligations of the Purchaser under this Section 9 shall not, in the aggregate, exceed the Purchase Price.

10.	MISCELLANEOUS PROVISIONS.
10.1    No Survival. None of the representations, warranties, covenants or other agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing.
10.2    Expenses. Except as otherwise provided herein, each party shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated by this Agreement, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.
10.3    Attorneys’ Fees. If any Proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this

Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
10.4    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of successful transmission as of or prior to 5:00 p.m. local time of the intended recipient on such day; (c) the first Business Day after sent by facsimile (to the extent that the sender has received confirmation of successful transmission after 5:00 p.m. local time of the intended recipient on the day sent by facsimile); (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
if to the Purchaser or Parent:
FLIR Integrated Imagin Solutions, Inc.
c/o FLIR Systems, Inc.
27700 SW Parkway Avenue,
Wilsonville, Oregon
Attention: Senior Vice President, General Counsel, Secretary, and Chief Ethics and Compliance Officer
Facsimile No.: 503-498-3911
Email: Todd.DuChene@flir.com

with a copies to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation
1700 K Street N.W., Fifth Floor
Washington, D.C. 20006
Attention: Robert Sanchez, Esq.
Facsimile No.: (202) 973-8899
Email: rsanchez@wsgr.com
Blake, Cassels & Graydon LLP
199 Bay Street, Suite 4000,
Toronto ON M5L 1A9
Attention: Chris Hewat
Facsimile No.: (416) 863-2653
Email: chris.hewat@blakes.com
if to the Seller:
Point Grey Research Inc.
12051 Riverside Way
Richmond, BC, Canada
V6W 1K7
Attention: Eric Thor
Email: Eric.Thor@ptgrey.com

with copies to:
Cooley LLP
1700 Seventh Avenue, Suite 1900
Seattle, WA 98101-1355
Attention: Sonya Erickson
Facsimile: (206) 452-8800
Bull, Housser & Tupper LLP
1800 -510 West Georgia Street
Vancouver, BC, Canada V6B 0M3
Attention: Jay LeMoine
Facsimile: (604) 646-2649
10.5    Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
10.6    Counterparts and Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
10.7    Governing Law; Venue.
(c)    This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of British Columbia (without giving effect to principles of conflicts of laws). Except as otherwise provided in Section 1.10, any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any court located in Vancouver, BC, Canada. Each party to this Agreement:
(iv)    expressly and irrevocably consents and submits to the non-exclusive jurisdiction of each court located in Vancouver, BC, Canada (and each appellate court located in Vancouver, BC, Canada) in connection with any such Proceeding;
(v)    agrees that each court located in Vancouver, BC, Canada shall be deemed to be a convenient forum; and
(vi)    agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any court located in Vancouver, BC, Canada, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
10.8    Successors and Assigns; Parties in Interest.
(c)    This Agreement shall be binding upon: the Seller and its successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller, the Purchaser and the respective successors and assigns (if any) of the foregoing.

(d)    Neither party shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the other party’s prior written consent; provided however, that Purchaser may assign any of its rights or delegate any of its obligations hereunder to one or more Affiliates of the Purchaser, provided that Purchaser shall guarantee the performance of the obligations hereunder that it has assigned or delegated to such Affiliate. Any attempted assignment or delegation in violation of this Section 10.8(b) shall be null and void.
(e)    None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement (and their respective successors and permitted assigns, if any). Without limiting the generality of the foregoing: (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements; and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.
10.9    Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each party agrees that: (a) in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement, such party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) no Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Proceeding.
10.10    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
10.11    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the parties hereto.
10.12    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
10.13    Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.
10.14    Disclosure Schedule. The Disclosure Schedule will be arranged to correspond to the representations and warranties in Section 2 of this Agreement, and the disclosure in any portion of the Disclosure Schedule shall qualify the corresponding provision in Section 2 and any other provision of Section 2 to which it is reasonably apparent from the face of such disclosure that such disclosure relates. No reference to or disclosure of any item or other matter in this Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.
10.15    Construction.
(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or to the other Transactional Agreements. Each of the parties hereto acknowledges that it has received independent legal advice in connection with the negotiation and execution of this Agreement and the other Transactional Agreements or has determined that such advice is not necessary.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    All references to “dollars” or “$” shall be deemed references to the lawful money of the United States.
(e)    Except as otherwise indicated, all references in this Agreement and the Exhibits to this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, Exhibits to this Agreement and Schedules to this Agreement.
10.16    Privilege. In the event of a dispute between the Purchaser and a third party after the Closing, the Purchaser may assert attorney-client privilege to prevent disclosure to such third party of confidential communications between the Seller and its Subsidiaries, on the one hand, and any lawyer or law firm, on the other hand, made before the consummation of the Closing, provided such communications are not Excluded Assets. The Purchaser shall have no duty to maintain any attorney-client privilege with respect to communications that are Excluded Assets.

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The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.
FLIR INTEGRATED IMAGING SOLUTIONS, INC.,
a British Columbia company
By: /s/ Todd M. DuChene
Name:    Todd M. DuChene
Title:    Secretary

FLIR SYSTEMS, INC.,
an Oregon corporation
By: /s/ Todd M. DuChene
Name:    Todd M. DuChene
Title:    Senior Vice President, General Counsel & Secretary

The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.
POINT GREY RESEARCH INC.,
a Canadian corporation
By: /s/ Vladimir Tucakov
Name:    Vladimir Tucakov
Title:    Chief Executive Officer
By: /s/ Eric Thor
Name:    Eric Thor
Title:    Vice President, Finance & Administration

STEWART KINGDON

By: /s/ Stewart Kingdon

VLADIMIR TUCAKOV

By: /s/ Vladimir Tucakov

MALCOLM STEENBURGH

By: /s/ Malcolm Steenburgh

DON MURRAY

By: /s/ Don Murray

ERIC THOR

By: /s/ Eric Thor

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
Accounts Receivable. “Accounts Receivable” shall mean (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature.
Acquisition Proposal. “Acquisition Proposal” shall have the meaning ascribed to such term in Section 5.6 of this Agreement.
Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving:
(a)    the sale, license, disposition or acquisition of all or a material portion of the Transferred Assets or the Seller’s or a Subsidiary’s equity or assets; or
(b)    any merger, consolidation, business combination, reorganization or similar transaction involving the Seller or a Subsidiary.
Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or directly or indirectly controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it (a) owns or controls fifty percent (50%) or more of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation) or (b) possesses the power to direct or cause the direction of the management policies of a Person, by contract or otherwise.
Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
Antitrust Regulations. “Antitrust Regulations” shall have the meaning ascribed to such term in Section 2.16 of this Agreement.
Anti-Corruption and Anti-Bribery Laws. “Anti-Corruption and Anti-Bribery Laws” shall mean Canada’s Corruption of Foreign Public Officials Act, the U.S. Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, U.S. Travel Act, U.K. Bribery Act 2010, any applicable Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, Currency and Foreign Transactions Reporting Act of 1970, as amended, USA PATRIOT Act, Title 18 Section 1956-57, or any other applicable Canadian, United States or other anti-corruption, anti-money laundering, or anti-bribery laws or regulations.
Applicable Accounting Standards. “Applicable Accounting Standards” shall mean the accounting principles, policies, practices, estimation methodologies, procedures and classifications used in the preparation of the Subsidiary Financial Statements (in each case, to the extent such accounting principles, policies, practices, estimation methodologies, procedures and classifications are themselves compliant with GAAP).

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Approved Indemnification Claim. “Approved Indemnification Claim” shall have the meaning ascribed to such term in Section 9.5 of this Agreement.
Assumed Liabilities. “Assumed Liabilities” shall have the meaning ascribed to such term in Section 1.4 of this Agreement.
Assumption Agreement. “Assumption Agreement” shall have the meaning ascribed to such term in Section 1.3 of this Agreement.
Balance Sheet. “Balance Sheet” shall have the meaning ascribed to such term in Section 2.3 of this Agreement.
Balance Sheet Date. “Balance Sheet Date” shall mean December 31, 2015.
Business. “Business” shall mean the businesses of the Seller and the Subsidiaries, as currently conducted by Seller and the Subsidiaries, including without limitation the design and manufacture of digital cameras and vision system solutions for industrial, medical, entertainment, mapping, and consumer retailing markets.
Business Day. “Business Day” shall mean a day other than a Saturday, Sunday or statutory holiday in British Columbia or Portland, Oregon.
Cash Purchase Price. “Cash Purchase Price” shall have the meaning ascribed to such term in Section 1.3 of this Agreement.
CASL. “CASL” shall mean an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, S.C. 2010, c. 23.
CEM. “CEM” shall mean commercial electronic messages, as such term is defined in CASL.
Claim. “Claim” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (a) any unknown, inchoate, unsuspected or undisclosed claim; and (b) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.
Claim Notice. “Claim Notice” shall mean written notification of a Third Party Claim, specifying the nature of and basis for such Third Party Claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.
Clearance Certificate. “Clearance Certificate” shall have the meaning ascribed to such term in Section 7.6 of this Agreement.
Closing. “Closing” shall have the meaning ascribed to such term in Section 1.11 of this Agreement.
Closing Date. “Closing Date” shall have the meaning ascribed to such term in Section 1.11 of this Agreement.

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Closing Working Capital Statement. “Closing Working Capital Statement” shall have the meaning ascribed to such term in Section 1.10 of this Agreement.
Code. “Code” shall have the meaning ascribed to such term in Section 2.8.
Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement dated September 10, 2015 between the Seller and Parent.
Continuing Employee. “Continuing Employee” shall have the meaning ascribed to such term in Section 5.8.
Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, instrument, note, guaranty, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, or legally binding commitment of any nature.
Competition Act. “Competition Act” shall mean the Competition Act (Canada).
Copyleft Licenses. “Copyleft Licenses” shall mean Open Source Software licenses that require, as a condition of use, modification or distribution, that the Open Source Software licensed thereunder, or modifications or derivative works thereof, be made available or distributed in source-code form or be licensed for the purpose of preparing derivative works or distribution at no fee. Copyleft Licenses include (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Mozilla Public License; (C) the Sun Industry Standards License (SISL), (D) the Affero General Public License (AGPL), and (E) to the extent applied to software, all Creative Commons “sharealike” licenses.
Covered Proposals. “Covered Proposals” shall have the meaning ascribed to such term in Section 5.14 of this Agreement.
Covered Shares. “Covered Shares” shall mean, in respect of any Key Shareholder, such Key Shareholder’s Owned Shares together with any additional shares or other voting securities of Seller of which such Key Shareholder acquires ownership of after the date hereof, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities.
Customer Data. “Customer Data” shall mean (i) all data and content uploaded or otherwise provided or stored by or for customers of Seller to or on any current or former Seller Products; (ii) all data and content created, compiled, inferred, derived, or otherwise collected or obtained by or for any current or former Seller Products, or by or for Seller in their provision of any current or former Seller Products or operation of the Business, about customers or users; and (iii) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (i) and (ii) above.
Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Seller.
Disclosure Supplement. “Disclosure Supplement” shall have the meaning ascribed to such term in Section 4.13 of this Agreement.
Dispute Notice. “Dispute Notice” shall have the meaning ascribed to such term in Section 9.5 of this Agreement.

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Dispute Period. “Dispute Period” shall have the meaning ascribed to such term in Section 9.5 of this Agreement.
Disputed Items. “Disputed Items” shall have the meaning ascribed to such term in Section 1.10 of this Agreement.
Draft Working Capital Statement. “Draft Working Capital Statement” shall have the meaning ascribed to such term in Section 1.10 of this Agreement.
Employee Benefit Plan. “Employee Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any bonus, profit sharing, savings, retirement, deferred compensation, medical, dental, vision, life or accidental dismemberment, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, employment, termination, severance, incentive, commission, post-retirement health or welfare benefit, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, performance share, performance share unit, restricted stock unit, or other material fringe benefit plan, agreement, policy or arrangement (whether written or unwritten, insured or self-insured) currently maintained, sponsored or contributed to by Seller or any Subsidiary in which any Seller Service Provider has any present or future right to benefits.
Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
Enforceability Exceptions. “Enforceability Exceptions” shall have the meaning ascribed to such term in Section 2.15 of this Agreement.
Entity. “Entity” shall mean any corporation (including any non‑profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
Environment. “Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna and other external conditions or influences under which humans, animals and plants live or are developed.
Environmental Law. “Environmental Law” shall mean: (a) the common law; and (b) all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or

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clean-up of any Hazardous Substance and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto).
Environmental Licenses. “Environmental License” shall mean any consent, permit or governmental approval or similar requirement issued, delivered or required by or pursuant to any applicable Environmental Laws.
ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
ERISA Affiliate. “ERISA Affiliate” shall mean each Person or entity under common control with Seller or any of its subsidiaries within the meaning of Section 414 of the Code.
Estimated Working Capital. “Estimated Working Capital” shall mean the estimated Working Capital set forth in the Draft Working Capital Statement.
Estimated Working Capital Adjustment. “Estimated Working Capital Adjustment” shall mean (i) the amount by which the Estimated Working Capital exceeds the Maximum Target Working Capital (in which event the Estimated Working Capital Adjustment shall be a positive amount) or (ii) the amount by which the Minimum Target Working Capital exceeds the Estimated Working Capital (in which event the Estimated Working Capital Adjustment shall be a negative amount).
ETA. “ETA” shall mean the Excise Tax Act (Canada).
Excluded Assets. “Excluded Assets” shall have the meaning ascribed to such term in Section 1.2 of this Agreement.
Excluded Liabilities. “Excluded Liabilities” shall have the meaning ascribed to such term in Section 1.5 of this Agreement.
Exempt Employee. “Exempt Employee” shall mean Eric Thor.
Export and Import Approvals. “Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Body, that are required for compliance with Export and Import Control Laws.
Export and Import Control Laws. “Export and Import Control Laws” shall mean any U.S. or applicable non-U.S. law, regulation, or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States or another country; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.
Final Determination. “Final Determination” shall have the meaning ascribed to such term in Section 9.5 of this Agreement.

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Final Working Capital. “Final Working Capital” shall mean the final Working Capital as determined in accordance with the procedures set forth in Section 1.8.
Financial Expert. “Financial Expert” shall have the meaning ascribed to such term in Section 1.10 of this Agreement.
Financial Statements. “Financial Statements” shall have the meaning ascribed to such term in Section 2.3 of this Agreement.
GAAP. “GAAP” shall mean Canadian accounting standards for private enterprises including the principles set forth in the “CPA Canada Handbook – Accounting Standards for Private Enterprises” published by CPA Canada.
Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization (including all pending applications therefore or renewals thereof) issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal); (d) any government-owned or controlled entity or organization; (e) public international organization; and (f) political parties.
Government Official. “Government Official” shall mean any employee, director, officer, agent or other person acting on behalf of Governmental Body.
GST Election. “GST Election” shall have the meaning ascribed to such term in Section 1.7 of this Agreement.
Hazardous Substance. “Hazardous Substance” mean any solid, liquid, gas, odour, heat, sound, vibration, radiation, smoke, contaminant, pollutant, waste, substance or material or combination of them that may impair the Environment, injure or damage property or plant or animal life or harm or impair the health of any individual and in each case that is defined, prohibited, regulated or reportable pursuant to any Environmental Law
Holdback Amount. “Holdback Amount” shall mean $1,262,500.
Inbound Licenses. “Inbound Licenses” shall have the meaning ascribed to such term in Section 2.6 of this Agreement.
Incorporated Open Source. “Incorporated Open Source” shall have the meaning ascribed to such term in Section 2.6 of this Agreement.
Indemnified Parties. “Indemnified Parties” shall have the meaning ascribed to such term in Section 9.2 of this Agreement.

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Indemnifying Party. “Indemnifying Party” shall mean any Person against whom a claim for indemnification is being asserted under any provision of Section 9.
Indemnity Notice. “Indemnity Notice” shall mean written notification pursuant to Section 9.5(b) of a claim for indemnity under Section 9 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Losses arising from such claim.
Insurance Policies. “Insurance Policies” shall have the meaning ascribed to such term in Section 2.25 of this Agreement.
Intellectual Property. “Intellectual Property” shall mean any or all of the following: (a) computer programs, including all software implementations of algorithms, models and methodologies; (b) inventions (whether or not patentable), discoveries, improvements, and technology; (c) data, databases, proprietary and confidential information, trade secrets and know-how, (d) domain names, web addresses and sites, (e) tools, methods and processes, and (f) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.
Intellectual Property Rights. “Intellectual Property Rights” shall mean all past, present, and future common law and statutory rights associated with the following, which may exist or be created under the laws of any jurisdiction in the world, whether registered or unregistered: (a) copyrights associated with works of authorship of any type, “economic” rights, moral rights and mask works; (b) trademark and trade name, service marks, domain names, trade dress, and all goodwill associated therewith throughout the world; (c) rights associated with the protection of trade secrets and other rights in confidential information (“Trade Secrets”); (d) patents and industrial property rights; (e) rights of publicity, (f) any other proprietary rights in or relating to Intellectual Property; and (g) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
International Employee Plan. “International Employee Plans” shall mean each Employee Benefit Plan of Seller or its Subsidiaries that is governed by the laws of any jurisdiction other than the United States that provides benefits to or in respect of Non-U.S. employees, but excluding any mandatory government or social security pension arrangements.
Inventory. “Inventory” shall have the meaning ascribed to such term in Section 1.1 of this Agreement.
Investment Canada Act. “Investment Canada Act” shall mean the Investment Canada Act (Canada).
Key Employee. “Key Employee” shall mean each of Vlad Tucakov, Steward Kingdon, Don Murray, Malcolm Steenburgh, Mike Gibbons, Julie Marandjian, Tim Vlaar, Songsen Duan, Shyan Ku, Andrew Fussell and Damian Nesbitt.
Key Shareholder. “Key Shareholder” shall mean each of Stewart Kingdon, Vladimir Tucakov, Malcolm Steenburgh, Don Murray and Eric Thor.
Knowledge. Information shall be deemed to be known to the “Knowledge” of the Seller or any Subsidiary if that information is actually known by Vladimir Tucakov, Malcolm Steenburgh, Eric Thor, Michael Gobbons and Julie Marandjian and such additional knowledge as would be acquired by such Persons

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after conducting a reasonable inquiry of employees of Seller who would reasonably be expected to have knowledge of such matter.
Landlord. “Landlord” shall have the meaning ascribed to such term in Section 2.5 of this Agreement.
Leased German Premises. “Leased German Premises” shall have the meaning ascribed to such term in Section 2.5 of this Agreement.
Leased Italian Premises. “Leased Italian Premises” shall have the meaning ascribed to such term in Section 2.5 of this Agreement.
Leased Japanese Premises. “Leased Japanese Premises” shall have the meaning ascribed to such term in Section 2.5 of this Agreement.
Leased Premises. “Leased Premises” shall have the meaning ascribed to such term in Section 2.5 of this Agreement.
Legal Requirement. “Legal Requirement” shall mean any federal, state, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
Liability. “Liability” shall mean any Taxes, debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such Taxes, debt, obligation, duty or liability would be required to be disclosed on a balance sheet and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
Losses. “Losses” shall mean losses, damages, Liabilities, deficiencies, Taxes, charges, costs (including reasonable out of pocket costs of investigation) and expenses (including reasonable attorneys’ fees, litigation expenses and expert expenses), including interest, penalties, settlement costs, judgments, awards, fines, costs of mitigation, court costs and fees.
Ludwigsburg Lease. “Ludwigsburg Lease” shall have the meaning ascribed to such term in Section 2.5 of this Agreement.
Minimum Target Working Capital. “Minimum Target Working Capital” shall mean the Target Working Capital minus the Working Capital Collar Amount.
Material Customer. “Material Customer” shall mean the 10 largest customers of the Seller and the Subsidiaries based on each of the consolidated revenues of the Seller and the Subsidiaries for the fiscal year ended December 31, 2015 and the expected revenues for the fiscal year ended December 31, 2016.
Material Supplier. “Material Supplier” shall have the meaning ascribed to such term in Section 2.21 of this Agreement.

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Maximum Target Working Capital. “Maximum Target Working Capital” shall mean the Target Working Capital plus the Working Capital Collar Amount.
No Solicit Period. “No Solicit Period” shall have the meaning ascribed to such term in Section 7.3 of this Agreement.
Non-Assignable Right. “Non-Assignable Right” shall have the meaning ascribed to such term in Section 1.14 of this Agreement.
Non-Competition Agreement. “Non-Competition Agreement” shall have the meaning ascribed to such term in the Recitals of this Agreement.
Offer Letter. “Offer Letter” shall have the meaning ascribed to such term in the Recitals of this Agreement.
Open Source Software. “Open Source Software” shall mean any software that is distributed under any license that is defined as an Open Source License by the Open Source Initiative, including, without limitation, the Artistic License, the Mozilla Public License, the GNU GPL and the LGPL, or any similar license that requires source code to be provided or made available to subsequent licensees or sublicensees without charge.
Order. “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.
Outbound Licenses. “Outbound Licenses” shall have the meaning ascribed to such term in Section 2.6 of this Agreement.
Owned Shares. “Owned Shares” shall have the meaning ascribed to such term in Section 2.2 of this Agreement.
Permits. “Permits” shall have the meaning ascribed to such term in Section 2.18 of this Agreement.
Permitted Encumbrances. “Permitted Encumbrances” shall mean (a) liens that do not materially detract from the value, or materially interfere with the present use, of the underlying Transferred Asset for the purpose it is being utilized by Seller or its Subsidiaries on the Closing Date; and (b) liens for Taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established on the Financial Statements.
Person. “Person” shall mean any individual, Entity or Governmental Body.
Personal Information. “Personal Information” shall mean (i) any piece of information that alone or in combination with other information collected, held, or otherwise processed by or for Seller or any of its Subsidiaries, allows the identification or location of, or contact with, a natural person or a particular computing system or device; (ii) any other information if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information”, “protected health information” or “personal information” under the Personal Information Protection Act (British Columbia)

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or any other Legal Requirement; and (iii) any information that is associated (by, for example, records linked via unique keys) with any of the foregoing.
PIIA. “PIIA” shall have the meaning ascribed to such term in the Recitals of this Agreement.
Post-Closing Tax Period. “Post-Closing Tax Period” shall mean any taxable period or portion thereof beginning after the Closing Date, including the portion of any Straddle Tax Period beginning after the Closing Date.
Pre-Closing Tax Period. “Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Closing Date, including the portion of any Straddle Tax Period ending on and including the Closing Date.
Pre-Closing Taxes. “Pre-Closing Taxes” shall mean any Taxes of each of the Subsidiaries relating or attributable to any Pre-Closing Tax Period, including any Taxes attributable to or arising from the transactions contemplated by this Agreement. For this purpose, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Tax Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis. In the case of any Taxes that are imposed on a periodic basis for a Straddle Tax Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.
PG Germany Share Transfer Agreement. “PG Germany Share Transfer Agreement” shall mean a share transfer agreement entered into on the Closing Date between Seller and FLIR Systems GmbH, a German limited liability company for the purpose of consummating the transfer of 100% of the shares of the Point Grey German Subsidiary, in substantially the form attached hereto as Exhibit G.
PG Italy Quota Transfer Agreement. “PG Italy Quota Transfer Agreement” shall mean a transfer agreement (contratto de cession) entered into on the Closing Date between Seller and FLIR Systems Srl, a company incorporated under the laws of Italy, for the purpose of consummating the transfer of 100% of the quota capital of the Point Grey Italy Subsidiary, in substantially the form attached hereto as Exhibit H.
PG Japan Share Transfer Agreement. “PG Japan Share Transfer Agreement” shall mean a share transfer agreement entered into on the Closing Date between Seller and FLIR Systems Japan Co. Ltd., a company (kabushiki kaisha) incorporated under the laws of Japan with its registered head office at 13-17, Meguro Tokyu Bldg., 5th Floor, Kamioosaki 2-chome, Shinagawa-ku, Tokyo, 141-0021 for the purpose of consummating the transfer of 100% of the capital stock of the Point Grey Japan Subsidiary, in substantially the form attached hereto as Exhibit I.
PG PRC Equity Transfer Agreement. “PG PRC Equity Transfer Agreement” shall mean an equity transfer agreement entered into on the same date of this Agreement between Seller and FLIR Optoelectric Technology Co., a Chinese private company limited by shares for the purpose of consummating the transfer of the PRC Equity Interest, in substantially the form attached hereto as Exhibit J.

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PG US Stock Purchase Agreement. “PG US Stock Purchase Agreement” shall mean a stock purchase agreement entered into on the Closing Date between Seller and FLIR Commercial Systems Inc., a California corporation for the purpose of consummating the transfer of 100% of the capital stock of the Point Grey US Subsidiary, in substantially the form attached hereto as Exhibit K.
Point Grey Germany Subsidiary. “Point Grey Germany Subsidiary” shall mean Point Grey Research GmbH, a German company registered with the commercial register at the local court of Stuttgart under HRB 726349.
Point Grey Italy Subsidiary. “Point Grey Italy Subsidiary” shall mean Point Grey Italy s.r.l., a company duly incorporated and existing under the laws of Italy, having its registered offices at Trento (TN), Via Tre Novembre 166, registered with the Companies’ Register of Trento with Italian Fiscal Code no. 02234880223.
Point Grey PRC Subsidiary. “Point Grey PRC Subsidiary” shall mean Point Grey Innovation Technology (Beijing) Inc.
Point Grey Japan Subsidiary. “Point Grey Japan Subsidiary” shall mean Point Grey Research Co., Ltd., a company (kabushiki kaisha) incorporated under the laws of Japan with its registered head office at 2-4-13, Yaesu, Chuo-ku, Tokyo, Japan.
Point Grey US Subsidiary. “Point Grey US Subsidiary” shall mean Point Grey Research U.S.A. Inc., a Nevada company.
PRC Closing. “PRC Closing” shall have the meaning ascribed to such term in Section 1.11 of this Agreement.
PRC Closing Date. “PRC Closing Date” shall have the meaning ascribed to such term in Section 1.11 of this Agreement.
PRC Equity Interest. “PRC Equity Interest” shall mean 100% equity interest in the Point Grey PRC Subsidiary held by the Seller to be transferred at the PRC Closing pursuant to the PG PRC Equity Transfer Agreement.
PRC Purchase Price. “PRC Purchase Price” shall mean the purchase price for the transfer of PRC Equity Interest set forth in the PG PRC Equity Transfer Agreement, payable on the PRC Closing Date.
PRC. “PRC” shall mean the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.
Privacy Legal Requirements. “Privacy Legal Requirements” shall have the meaning ascribed to such term in Section 2.6 of this Agreement.
Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

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PST. “PST” shall mean tax imposed under the Provincial Sales Tax Act (British Columbia).
Purchase Price. “Purchase Price” shall have the meaning ascribed to such term in Section 1.3 of this Agreement.
Purchaser Material Adverse Effect. “Purchaser Material Adverse Effect” shall mean any event, change or effect that would prevent or materially delay the consummation by the Purchaser of the Transactions.
Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents.
Related Party. “Related Party” shall have the meaning ascribed to such term in Section 2.26 of this Agreement.
Representatives. “Representatives” shall mean officers, directors, managers, employees, agents, attorneys, accountants and advisors.
Required Consents. “Required Consents” shall have the meaning ascribed to such term in Section 2.23 of this Agreement.
Richmond Lease. “Richmond Lease” shall have the meaning ascribed to such term in Section 2.5 of this Agreement.
R&W Insurance Policy. “R&W Insurance Policy” shall mean an insurance policy selected by Purchaser providing, subject to the terms and conditions thereof, insurance coverage to the Purchaser in the event of breach or inaccuracy of the representations and warranties of the Seller and Key Shareholders under Section 2, in the form attached as Exhibit F.
Satisfaction of Conditions. “Satisfaction of Conditions” shall have the meaning ascribed to such term in Section 1.11 of this Agreement.
Section 20(24) Election. “Section 20(24) Election” shall have the meaning ascribed to such term in Section 1.8 of this Agreement.
Section 22 Election. “Section 22 Election” shall have the meaning ascribed to such term in Section 1.8 of this Agreement.
Seller Certificate. “Seller Certificate” shall have the meaning ascribed to such term in Section 6.2 of this Agreement.
Seller Contract. “Seller Contract” shall mean any Contract: (a) to which the Seller or a Subsidiary is a party; (b) by which the Seller or a Subsidiary or any of its assets is or may become bound or under which the Seller or a Subsidiary has, or may become subject to, any Liability; or (c) under which the Seller or a Subsidiary has or may acquire any right or interest.
Seller Employee. “Seller Employee” shall mean any current employee of the Seller or any Subsidiary of the Seller.

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Seller Material Adverse Effect. “Seller Material Adverse Effect” shall mean any effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the Business or the Transferred Assets taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and there shall not be taken into account in determining whether there has been a Seller Material Adverse Effect any adverse effect to the extent arising from or attributable or relating to: (i) conditions affecting (A) the industries in which the Seller and the Subsidiaries operate or participate, or (B) the U.S., Canadian or global economy or financial markets; (ii) the legal, accounting, investment banking or other fees or expenses incurred (A) in connection with the Transactions, and (B) in connection with the process of the sale of the Seller; (iii) the execution, delivery or announcement of this Agreement or the announcement, pendency or anticipated consummation of the Transactions; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any event, occurrence, development or state of circumstances disclosed in or incorporated by reference in the Disclosure Schedule; (vi) the taking of any action or failure to act contemplated by this Agreement or with the written consent of Purchaser; (vii) changes in GAAP or applicable laws; or (viii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (but the not underlying causes of such failure); provided, in the case of items (i), (iv) and (vii), only to the extent that such effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the Business relative to the industry in which the Business competes.
Seller Privacy Policy. “Seller Privacy Policy” shall mean each external or internal, past or present privacy policy, representation, or other policy of Seller or any of its Subsidiaries relating to privacy, data security, or the collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer, disposal, use, and other processing of any Personal Information.
Seller Products. “Seller Products” shall have the meaning ascribed to such term in Section 2.6 of this Agreement.
Seller Service Provider. “Seller Service Provider” shall mean any current or former employee, consultant, independent contractor or director of Seller or any of its Subsidiaries.
Seller Significant Contract. “Seller Significant Contract” shall have the meaning ascribed to such term in Section 2.7 of this Agreement.
Seller Source Code. “Seller Source Code” shall have the meaning ascribed to such term in Section 2.6 of this Agreement.
Seller Transactional Agreements. “Seller Transactional Agreements” shall have the meaning ascribed to such term in Section 2.15 of this Agreement.
Shareholder Cap. “Shareholder Cap” shall have the meaning ascribed to such term in Section 9.4 of this Agreement.
Specified Business. “Specified Business” shall mean the development, manufacture, sale or distribution of high-performance digital visible (CCD and CMOS) cameras for use in the industrial, medical, retail people counting, mapping, and traffic markets.
Straddle Tax Period. “Straddle Tax Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

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Subsidiary. “Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries; or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any general partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership). Unless otherwise expressly provided herein, all references to Subsidiaries shall be to Subsidiaries of the Seller.
Subsidiary Interests. “Subsidiary Interests” shall have the meaning ascribed to such term in Section 1.1 of this Agreement.
Subsidiary Financial Statements. “Subsidiary Financial Statements” shall have the meaning ascribed to such term in Section 2.3 of this Agreement.
Subsidiary Purchase Agreements. “Subsidiary Purchase Agreements” shall mean:
(a)    the PG Germany Share Transfer Agreement,
(b)    the PG Italy Quota Transfer Agreement,
(c)    the PG Japan Share Transfer Agreement,
(d)    the PG PRC Equity Transfer Agreement, and
(e)    the PG US Stock Purchase Agreement.
Subsidiary Purchasers. “Subsidiary Purchasers” shall mean FLIR Optoelectric Technology Co., FLIR Systems GmbH, FLIR Systems Srl, FLIR Systems Japan KK and FLIR Commercial Systems Inc.
Subsidiary Transactional Agreements. “Subsidiary Transactional Agreements” shall have the meaning ascribed to such term in Section 2.15 of this Agreement.
Tangible Assets. “Tangible Assets” shall have the meaning ascribed to such term in Section 1.1 of this Agreement.
Target Working Capital. “Target Working Capital” shall mean $CAD 28,950,000, converted to U.S. dollars as of the date of the Draft Working Capital Statement, based on the exchange rate reported by the Bank of Canada as of such date.
Tax. “Tax” shall mean any net income, gains, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added tax, goods and services tax, harmonized sales tax, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, municipal tax, municipal surcharge premium, Canada Pension Plan premium or contribution, employment insurance premium, property, escheat, environmental or windfall profit tax, custom duty or other tax or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign).

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Tax Act. “Tax Act” shall mean the Income Tax Act (Canada).
Tax Return. “Tax Return” shall mean any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports, and any amendment with respect to the foregoing) filed or required to be filed with respect to Taxes.
Terminated Employees. “Terminated Employees” shall have the meaning ascribed to such term in Section 5.8 of this Agreement.
Termination Date. “Termination Date” shall have the meaning ascribed to such term in Section 8.1 of this Agreement.
Third Party Claim. “Third Party Claim” shall have the meaning ascribed to such term in Section 9.5 of this Agreement.
Transactional Agreements. “Transactional Agreements” shall mean: (a) the Agreement; (b) the Bill of Sale and Assignment Agreement, Patent Assignment, Trademark Assignment and other Intellectual Property Assignments required by Purchaser, each in forms reasonably acceptable to Purchaser; (c) the Assumption Agreement; (d) the Subsidiary Purchase Agreements and (e) all bills of sale, assignments and other agreements delivered or to be delivered in connection with the transactions contemplated by the Agreement.
Transactions. “Transactions” shall mean: (a) the execution and delivery of the Transactional Agreements; and (b) all of the transactions contemplated by the Transactional Agreements, including: (i) the sale of the Transferred Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser in accordance with this Agreement; and (iii) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.
Transfer Taxes. “Transfer Taxes” shall have the meaning ascribed to such term in Section 1.7 of this Agreement.
Transferred Assets. “Transferred Assets” shall have the meaning ascribed to such term in Section 1.1 of this Agreement.
Transferred Contracts. “Transferred Contracts” shall have the meaning ascribed to such term in Section 1.1 of this Agreement.
Transferred Information. “Transferred Information” shall mean the Personal Information to be disclosed or conveyed to Purchaser or its representatives or agents by or on behalf of Seller as a result of or in conjunction with the Transactions and, for certainty, includes all such Personal Information disclosed to Purchaser or its representatives or agents during the period leading up to and including the completion of the Transactions.
Transferred Insurance Claims. “Transferred Insurance Claims” shall have the meaning ascribed to such term in Schedule 1.2.

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Transferred IP. “Transferred IP” shall have the meaning ascribed to such term in Section 1.1 of this Agreement.
Transferred IP Contract. “Transferred IP Contract” shall have the meaning ascribed to such term in Section 2.6 of this Agreement.
Trento Lease. “Trento Lease” shall have the meaning ascribed to such term in Section 2.5 of this Agreement.
Unrestricted Cash. “Unrestricted Cash” shall have the meaning ascribed to such term in Section 1.1 of this Agreement.
US Subsidiary. “US Subsidiary” shall mean Point Grey Research U.S.A. Inc.
WARN Act. “WARN Act” shall have the meaning ascribed to such term in Section 2.28 of this Agreement.
Working Capital. “Working Capital” shall mean, at and as of immediately prior to the Closing, Working Capital Assets minus Working Capital Liabilities, of the Seller and the Subsidiaries on a consolidated basis and based on the procedures and methodologies set forth on Schedule 1.10.
Working Capital Assets. “Working Capital Assets” shall mean non-cash current assets of Seller as determined in accordance with the procedures and methodologies set forth on Schedule 1.10.
Working Capital Collar Amount. “Working Capital Collar Amount” shall mean an amount equal to five hundred thousand dollars ($500,000).
Working Capital Liabilities. “Working Capital Liabilities” shall mean the current liabilities of Seller as determined in accordance with the procedures and methodologies set forth on Schedule 1.10.
Yaesu Lease. “Yaesu Lease” shall have the meaning ascribed to such term in Section 2.5 of this Agreement.

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Schedule 1.2
Excluded Assets

1.	Seller’s stock records, minute books and similar corporate records.

2.	Cash (both cash on hand and cash on deposit) and cash equivalents of the Seller other than the Unrestricted Cash.

3.
All communications between Seller and its legal counsel and any other documents or communications which are privileged documents relating to or connected in any way with this Agreement and the Transactions or related to any Excluded Assets or Excluded Liabilities.

4.	All Tax losses or loss carryforwards of Seller or rights to receive refunds, credits or loss carryforwards with respect to any Taxes of Seller.

5.
All current and prior insurance policies; provided that all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert Claims with respect to any such insurance recoveries shall be included in the Transferred Assets (the “Transferred Insurance Claims”).

6.
All rights, Claims or credits of Seller to the extent relating to any of the foregoing Excluded Assets or any Excluded Liability, including any guarantees, warranties, indemnities and similar rights in favour of Seller to the extent relating to any of the foregoing Excluded Assets or any Excluded Liability.

7.	A new operating bank account of Seller for deposit of all Seller cash on deposit other than the Unrestricted Cash.

8.	Lease in respect of the building located at 12180 Riverside Way, Richmond, BC.

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Schedule 1.5
Excluded Liabilities

1.	All Liabilities of the Seller under the Seller’s Stock Option, Profit Sharing and Bonus Plan dated April 25, 2016, including all obligations to the option holders thereunder.

2.	All Liabilities of the Seller under the Seller’s Amended and Restated Shareholders Agreement dated June 30, 2008 between the Seller and certain of its shareholders.

3.
All amounts owing from Seller or any of its Subsidiaries to Seller’s shareholders, but only to the extent such amounts are owing to the Seller’s shareholders in their capacities as shareholders (and not in their capacities as Seller Employees, if applicable), including any claims by any such Person arising out of, in connection with or related to this Agreement and the Transactions.

4.
All Taxes arising out of the acquisition, ownership, operation or sale of the Business or the Transferred Assets by Seller at any time prior to the Closing Date (excluding any Transfer Taxes contemplated by Section 1.6).

5.
All Taxes of Seller or its Affiliates (other than the Subsidiaries, provided, however, that the Indemnified Parties will be indemnified by the Seller for Taxes of the Subsidiaries as provided in Section 9.2(f)).

6.
All Liabilities of Seller for legal, accounting, brokerage, investment banking, financial advisory and finder’s fees and other fees and expenses incurred by or on behalf of the Seller in connection with this Agreement or the Transactions, including the commissions payable by Seller to William Blair & Co., LLC in connection with the Transactions or otherwise.

7.	All Liabilities solely to the extent relating to or arising out of the Excluded Assets.

8.
All indebtedness (other than indebtedness accounted for as Working Capital Liabilities) for borrowed money of the Seller, under any note, bond, credit agreement or similar instrument with any financial institution and any guarantees of indebtedness for borrowed money of any Person.

9.
All Liabilities for amounts payable as change of control sales bonuses or change of control payments in connection with this Agreement or the transactions contemplated herein. Including “Thank You” bonuses described in Schedule 5.1.

10.	All Liabilities of Seller incurred under this Agreement or any of the Transactional Agreements, including Seller’s indemnification obligations under Section 9.

11.	All Liabilities in connection with the lease in respect of the building located at 12180 Riverside Way, Richmond, BC.

12.	All Liabilities expressly allocated to the Seller under Section 5.8(c), Section 5.8(d) and Section 5.9 of this Agreement.

13.	All Liabilities in connection with the termination of Rod Barman’s employment with the Seller.

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LIST OF EXHIBITS:
Exhibit A    –    Certain Definitions
Exhibit B-1    –    Form of Offer Letter
Exhibit B-2    –    Form of PIIA
Exhibit C-1    –    Form of Non-Competition Agreement – 5 Year
Exhibit C-2    –    Form of Non-Competition Agreement – 2 Year
Exhibit D    –     Form of Assumption Agreement
Exhibit E    –    Form of Bill of Sale and Assignment Agreement
Exhibit F    –    Form of Insurance Policy
Exhibit G    –    Form of PG German Share Transfer Agreement
Exhibit H    –    Form of PG Italy Quota Transfer Agreement
Exhibit I    –    Form of PG Japan Share Transfer Agreement
Exhibit J    –    Form of PG PRC Equity Transfer Agreement
Exhibit K    –    Form of PG US Stock Purchase Agreement

LIST OF SCHEDULES:
Schedule A        –    Key Shareholders
Schedule 1.1(a)         –     Certain Transferred IP
Schedule 1.1(b)         –     Certain Transferred Tangible Assets
Schedule 1.1(d)        –     Transferred Contracts
Schedule 1.1(f)        –    Certain Receivables
Schedule 1.1(j)        –    Subsidiaries
Schedule 1.1(k)        –    Transferred Bank Accounts
Schedule 1.2         –     Excluded Assets
Schedule 1.5        –    Excluded Liabilities

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Schedule 1.6        –    Subsidiary Interests
Schedule 1.10        –    Sample Working Capital Calculation
Schedule 5.1        –    Conduct of Business of Seller
Schedule 5.9        –    Assigned Plans
Schedule 6.2(h)        –    Required Consents and Notices

Disclosure Schedule
Part 2.1(b)        –    Subsidiaries
Part 2.2        –    Shareholder Interest in Proceeds
Part 2.3(c)        –    Liabilities
Part 2.3(d)        –    Accounts
Part 2.4        –    Title to Transferred Assets; Sufficiency
Part 2.5(b)        –    Real Property
Part 2.6(a)        –    Registered IP
Part 2.6(b)        –    Inbound Licenses and Rights
Part 2.6(c)        –    Outbound Licenses
Exhibit 2.6(c)26(A)    –    Censys3D Software License
Exhibit 2.6(c)26(B)    –    FlyCapture Software License
Exhibit 2.6(c)26(C)    –    Ladybug Software License
Exhibit 2.6(c)26(D)    –    Triclops Software License
Exhibit 2.6(c)26(E)    –    Spinnaker Software License
Part 2.6(d)        –    Standard Form Transferred IP Contracts
Part 2.6(e)        –    Ownership of Intellectual Property
Part 2.6(h)        –    Infringement
Part 2.6(k)        –    Additional Needed Intellectual Property Rights
Part 2.6(l)        –    University Funding

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Part 2.6(m)        –    Source Code
Part 2.6(n)        –    Open Source Software
Part 2.6(o)        –    Standards Bodies
Part 2.7        –    Seller Significant Contracts
Part 2.10        –    Legal Proceedings
Part 2.11        –    Compliance with Legal Requirements
Part 2.12        –    Export Control Laws and Economic Sanctions
Part 2.16(a)        –    Necessary Consents
Part 2.16(b)        –    Governmental Body Consents
Part 2.17        –    Certain Changes
Part 2.18        –    Permits
Part 2.19        –    Powers of Attorney
Part 2.21(a)        –    Material Customers
Part 2.21(b)        –    Material Suppliers
Part 2.23        –    Required Consents
Part 2.24        –    Restrictions on Business Activities
Part 2.25        –    Insurance Policy
Part 2.26        –    Related Party Transactions
Part 2.28(a)        –    Employees
Part 2.28(b)        –    Additional Employment Contracts
Part 2.28(d)        –    Compliance with Employment Laws
Part 2.28(f)        –    Benefit Plans
Part 2.32(d)        –    Subsidiary Directors and Officers

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